Filed Pursuant to Rule 424(b)(2)
Registration No. 333-184882

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

3.300% Senior Notes due 2018	$350,000,000	99.949%	$349,821,500	$40,649.26

4.050% Senior Notes due 2020	$850,000,000	99.897%	$849,124,500	$98,668.27

4.950% Senior Notes due 2025	$1,000,000,000	99.782%	$997,820,000	$115,946.68

(1)	Calculated pursuant to Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated January 12, 2015)

$2,200,000,000

Southwestern Energy Company

$350,000,000 3.300% Senior Notes due 2018

$850,000,000 4.050% Senior Notes due 2020

$1,000,000,000 4.950% Senior Notes due 2025

We are offering $350,000,000 aggregate principal amount of our 3.300% Senior Notes due 2018 (the “2018 notes”), $850,000,000 aggregate principal amount of our 4.050% Senior Notes due 2020 (the “2020 notes”) and $1,000,000,000 aggregate principal amount of our 4.950% Senior Notes due 2025 (the “2025 notes” and, together with the 2018 notes and the 2020 notes, the “notes”). The interest rate payable on the notes of each series will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute ratings agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes of such series as described in this prospectus supplement. We will pay interest on the 2018 notes on each January 23 and July 23, beginning on July 23, 2015. We will pay interest on the 2020 notes on each January 23 and July 23, beginning on July 23, 2015. We will pay interest on the 2025 notes on each January 23 and July 23, beginning on July 23, 2015. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior indebtedness that is not specifically subordinated to the notes, will be effectively subordinated to all of our future secured indebtedness and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

We may, at our option, at any time and from time to time, redeem the notes, in whole or in part, prior to their maturity as described herein under “Description of the Notes—Optional Redemption.” There are no sinking funds for the notes.

Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-20 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement.

	Per 2018 Note	Total	Per 2020 Note	Total	Per 2025 Note	Total
Public offering price(1)	99.949%	$349,821,500	99.897%	$849,124,500	99.782%	$997,820,000
Underwriting discount	0.450%	$1,575,000	0.600%	$5,100,000	0.650%	$6,500,000
Proceeds, before expenses, to Southwestern Energy Company	99.499%	$348,246,500	99.297%	$844,024,500	99.132%	$991,320,000

(1)	Plus accrued interest, if any, from January 23, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on January 23, 2015.

Joint Book-Running Managers

BofA Merrill Lynch	RBS

Citigroup	J.P. Morgan	Wells Fargo Securities

BBVA (2018 Notes)	Credit Agricole CIB (2018 Notes)	MUFG (2020 Notes)

Mizuho Securities (2025 Notes)	RBC Capital Markets (2020 Notes)	SMBC Nikko (2025 Notes)

Senior Co-Managers:

BMO Capital Markets	BNP PARIBAS

Co-Managers:

CIBC	SOCIETE GENERALE	BB&T Capital Markets	Comerica Securities	DNB Markets

Fifth Third Securities	HSBC	KeyBanc Capital Markets	PNC Capital Markets LLC	US Bancorp

The date of this prospectus supplement is January 20, 2015.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 (Registration No. 333-184882) with the Securities and Exchange Commission (the “SEC”) on November 9, 2012 and a post-effective amendment dated January 12, 2015, as part of a “shelf” registration process. Under the shelf registration process, we may offer to sell debt securities, preferred or common stock and depositary shares, from time to time, in one or more offerings in an unlimited amount. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to read carefully this prospectus supplement, the information incorporated by reference, the accompanying prospectus, and any free writing prospectus that we authorize to be distributed to you before buying any of the notes being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the notes, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Incorporation by Reference.”

Unless otherwise indicated or the context otherwise requires, all references to “Southwestern,” “the Company,” “we,” “us” and “our” in this prospectus supplement refer to Southwestern Energy Company and its direct and indirect subsidiaries on a consolidated basis.

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the portions of those documents furnished under Item 2.02 or Item 7.01 and related exhibits thereto):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, including those portions of our Proxy Statement on Schedule 14A that was filed on April 7, 2014 and incorporated into our Form 10-K;

•	our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively; and

•	our Current Reports on Form 8-K filed on March 7, 2014, May 5, 2014, May 21, 2014, October 17, 2014, October 21, 2014, December 5, 2014, December 11, 2014, December 23, 2014, and January 12, 2015 and our Current Report on Form 8-K/A filed on January 7, 2015.

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FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.

The forward-looking statements contained in this document are largely based on our expectations for the future, which reflect certain estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions, operating trends, and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. As such, management’s assumptions about future events may prove to be inaccurate. For a more detailed description of the risks and uncertainties involved, see “Risk Factors” beginning on page S-20 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances, or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. Management cautions you that the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein are not guarantees of future performance, and we cannot assure you that such statements will be realized or that the events and circumstances they describe will occur. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:

•	our ability to consummate the Acquisitions (as defined below) that have not yet closed and to realize the expected benefits from the properties being acquired;

•	the impact of title and environmental defects and other matters on the value of the properties we are acquiring in the Acquisitions and any other acquisition;

•	difficulties in integrating our operations as a result of any significant acquisitions, including the Acquisitions;

•	the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials);

•	our ability to maintain leasehold positions that require exploration and development activities and material capital expenditures;

•	our ability to fund our planned capital investments;

•	our ability to transport and sell our production to the most favorable markets or at all;

•	the timing and extent of our success in discovering, developing, producing and estimating reserves;

•	the economic viability of, and our success in drilling, our large existing acreage positions in the Fayetteville Shale and the Marcellus Shale plays overall and the acreage positions to be acquired in the Acquisitions and any other acquisition, as well as relative to other productive shale gas plays;

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•	the impact of government regulation, including the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation relating to hydraulic fracturing, climate and over-the-counter derivatives;

•	the costs and availability of oilfield personnel, services and drilling supplies, raw materials, and equipment, including pressure pumping equipment and crews;

•	our ability to determine the most effective and economic fracture stimulation in drilling and completing wells;

•	our future property acquisition or divestiture activities;

•	the impact of the adverse outcome of any material litigation against us;

•	the effects of weather;

•	increased competition and regulation;

•	the financial impact of accounting regulations and critical accounting policies;

•	the comparative cost of alternative fuels;

•	the different risks and uncertainties associated with Canadian exploration and production;

•	conditions in capital markets, changes in interest rates and the ability of our lenders to provide us with funds as agreed;

•	credit risk relating to the risk of loss as a result of non-performance by our counterparties; and

•	any other factors listed in the reports we have filed and may file with the SEC that are incorporated by reference herein.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Incorporation by Reference.”

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MARKET AND INDUSTRY DATA

Market and industry data and forecasts included or incorporated by reference in this prospectus supplement have been obtained from independent industry sources as well as from research reports prepared for other purposes. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements included or incorporated by reference in this prospectus supplement.

NON-GAAP FINANCIAL MEASURES

We refer to the term Adjusted EBITDA in this prospectus supplement. Adjusted EBITDA is defined as net income (loss) plus interest, income tax expense, non-cash impairment of natural gas and oil properties, (gain) loss on derivatives, net of settlements, and depreciation, depletion and amortization. This is a supplemental financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. We have included information concerning Adjusted EBITDA in this prospectus supplement because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in our industry. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP, or as a measure of our profitability or liquidity. Adjusted EBITDA as defined above may not be comparable to similarly titled measures of other companies. See “Summary—Summary Historical Consolidated Financial Data of the Company.” We also refer to pro forma Adjusted EBITDA in this prospectus supplement. Pro forma Adjusted EBITDA represents a further supplemental measure of our performance and ability to service debt. We prepare pro forma Adjusted EBITDA by further adjusting Adjusted EBITDA to give effect to recent acquisitions, as if those acquisitions had occurred on January 1, 2013. See “Summary—Summary Unaudited Pro Forma Condensed Combined Financial Data.”

We also refer to PV-10 and standardized measure in this prospectus supplement. PV-10 is a non-GAAP financial measure and means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date of the report or estimate, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%. PV-10 is also referred to as “present value.” After-tax PV-10 is also referred to as “standardized measure” and is net of future income tax expense. Neither PV-10 nor standardized measure represents an estimate of fair market value of our oil and natural gas properties. PV-10 is used by the industry and our management as an arbitrary reserve asset value measure to compare against past reserve bases and the reserve bases of other business entities that are not dependent on the taxpaying status of the entity.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand the offering. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-20 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent Quarterly Reports on Form 10-Q, for more information about important risks that you should consider before making an investment in our notes.

We have defined certain oil and gas industry terms used in this document in the “Glossary of Oil and Gas Terms” beginning on page S-65 of this prospectus supplement. Unless otherwise indicated or the context requires otherwise, references to “Southwestern,” “the Company,” “we,” “us” and “our” mean Southwestern Energy Company and its direct and indirect subsidiaries on a consolidated basis.

Southwestern Energy Company

We are an independent energy company engaged in natural gas and oil exploration, development and production (E&P). We are also focused on creating and capturing additional value through our natural gas gathering and marketing businesses, which we refer to as Midstream Services. We conduct substantially all of our business through subsidiaries.

Exploration and Production—Our primary business is the exploration for and production of natural gas and oil, with our operations almost entirely within the United States. Our recent activities have centered principally on two unconventional natural gas reservoirs, the Fayetteville Shale in Arkansas and the Marcellus Shale in northeast Pennsylvania. To a lesser extent, we have exploration and production activities ongoing in Colorado, Louisiana and Texas and in the Arkoma Basin in Arkansas and Oklahoma. We also actively seek to find and develop new oil and natural gas plays with significant exploration and exploitation potential, which we refer to as “New Ventures,” and through acquisitions. We also operate drilling rigs in Arkansas and Pennsylvania, as well as in other operating areas, and provide oilfield products and services, principally serving our exploration and production operations. We also hold licenses to develop acreage in New Brunswick, Canada. Recently we acquired a significant stake in properties located in West Virginia and southwest Pennsylvania and have entered into agreements to acquire additional interests in those areas and in northeast Pennsylvania, as described below under “Recently Completed and Pending Asset Acquisitions.”

Midstream Services—We engage in natural gas gathering activities in Arkansas, Texas and Pennsylvania. These activities primarily support our E&P operations and generate revenue from fees associated with the gathering of natural gas. Our natural gas marketing activities capture downstream opportunities that arise through the marketing and transportation of the natural gas produced in our E&P operations.

Our principal executive offices are located at 10000 Energy Drive, Spring, Texas 77389 and our telephone number is (832) 796-4700. Our website is www.swn.com. The information included on our website is not part of, or incorporated by reference into, the prospectus supplement.

Recently Completed and Pending Asset Acquisitions

West Virginia and Southwest Pennsylvania

On December 22, 2014, we acquired certain oil and gas assets covering approximately 413,000 net acres in West Virginia and southwest Pennsylvania targeting natural gas, natural gas liquids and crude oil contained in the Upper Devonian, Marcellus and Utica Shales from a subsidiary of Chesapeake Energy Corporation (“Chesapeake”) for an adjusted purchase price of $4,975 million in cash, subject to customary post-closing adjustments. We refer to the transaction with Chesapeake as the “Chesapeake Acquisition.”

On December 22, 2014, we entered into an agreement to purchase certain oil and gas assets covering approximately 30,000 net acres from a subsidiary of Statoil ASA (“Statoil”) for approximately $364 million, subject to customary post-closing adjustments. The interests being purchased in the Statoil Acquisition are in some of the same properties in West Virginia and southwest Pennsylvania in which we obtained interests in the Chesapeake Acquisition. The Statoil Acquisition is subject to customary closing conditions. We refer to the transaction with Statoil as the “Statoil Acquisition.” We expect that the Statoil Acquisition will close during the first quarter of 2015; however, there can be no assurance that all of the conditions to closing the Statoil Acquisition will be satisfied or that the Statoil Acquisition will be consummated. We intend to utilize borrowings under our existing $2,000 million revolving credit facility (our “revolving credit facility”) to pay for the Statoil Acquisition.

On a combined basis, the Chesapeake and the Statoil Acquisitions will give the Company a working interest of approximately 73% and a net revenue interest of approximately 86% in approximately 443,000 largely contiguous net acres in northern West Virginia and southwest Pennsylvania. Based on our third-party engineer report with respect to the properties from the Chesapeake Acquisition and on management’s estimates with respect to the properties from the Statoil Acquisition, as of June 30, 2014, the properties had estimated proved reserves of approximately 2,500 billion cubic feet of gas equivalent. The acquired assets include over 1,400 wells. Based on reports provided to us by Chesapeake with respect to the properties from the Chesapeake Acquisition and on management’s estimates with respect to the properties from the Statoil Acquisition, net production in September 2014 was approximately 360 MMcfe per day (54% gas, 36% natural gas liquids and 10% oil), a substantial majority of which is attributable to the horizontal wells we now operate. Approximately 54% of the acreage is held by existing production, and leases on less than 90,000 net acres expire during the next four years. We estimate that these properties include over 5,350 potentially drillable locations. The following map shows the counties in which this acreage is located:

Northeast Pennsylvania

On December 2, 2014, we entered into an agreement to purchase certain oil and gas assets covering approximately 46,700 net acres in northeast Pennsylvania from WPX Energy, Inc. (“WPX”) for approximately

$300 million. This acreage currently is producing approximately 50 million net cubic feet of gas per day from 63 operated horizontal wells. We refer to the transaction with WPX as the “WPX Acquisition.” In connection with the WPX Acquisition, we will assume firm transportation capacity of 260 million cubic feet of gas per day predominantly on the Millennium pipeline. The WPX Acquisition is subject to customary closing conditions, including receiving a waiver from the Federal Energy Regulatory Commission regarding transfer of the firm transportation capacity.

We expect that the WPX Acquisition will close during the first quarter of 2015; however, there can be no assurance that all of the conditions to closing the WPX Acquisition will be satisfied or that the WPX Acquisition will be consummated. We intend to utilize borrowings under our revolving credit facility to pay for the WPX Acquisition. We refer to the Chesapeake, the Statoil and the WPX Acquisitions collectively as the “Acquisitions.”

Business Strategy

Since 1999, our management has been guided by our formula, which represents the essence of our corporate philosophy and how we operate our business:

Our formula, which stands for “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets will create Value+,” also guides our business strategy. We are focused on providing long-term growth in the net asset value of our business. In our E&P business, we prepare an economic analysis for each investment opportunity based upon the expected net present value added for each dollar to be invested, which we refer to as Present Value Index, or PVI. The PVI for each project is determined using a 10% discount rate. We target creating an average of at least $1.30 of pre-tax PVI for each dollar we invest in our E&P projects. Our actual PVI results are utilized to help determine the allocation of our future capital investments. The key elements of our business strategy are:

Exploit and Develop Our Positions in the Fayetteville Shale, the Northeast Marcellus Shale and the Assets Acquired in the Acquisitions. A key focus of the Company is to maximize the value of our significant acreage position in the Fayetteville Shale, which has provided sizeable production and reserve growth since we began drilling in 2004. As of December 31, 2013, we held approximately 905,684 net acres in the Fayetteville Shale, accounting for approximately 69% of our total proved oil and natural gas reserves and approximately 74% of our total oil and natural gas production during 2013. Additionally, we are actively drilling on portions of our properties in the northeast Marcellus Shale (292,446 net acres as of December 31, 2013, which will increase by approximately 46,700 acres upon the closing of the WPX Acquisition), and believe our production and reserves from this area will grow substantially over the next few years. We intend to develop further our acreage positions in the Fayetteville Shale, the northeast Marcellus Shale and the assets acquired in the Chesapeake Acquisition and to be acquired in the Statoil Acquisition and to improve our well results through the use of advanced technologies and detailed technical analysis of our properties.

Grow through New Exploration and Development Activities Focusing on Emerging Unconventional Plays. We actively seek to find and develop new oil and natural gas plays with significant exploration and exploitation potential. Our New Ventures prospects are evaluated based on repeatability, multi-well potential and land availability as well as other criteria, and can be located both inside and outside of the United States. As of December 31, 2013, we held 3,972,732 net undeveloped acres in connection with our New Ventures prospects, of which 2,518,518 net acres are located in New Brunswick, Canada. During 2014, we purchased approximately 380,000 net acres in northwest Colorado principally in the Niobrara formation for approximately $213 million and are commencing exploration and development on these properties.

Maximize Efficiency through Vertical Integration and Economies of Scale. In our key operating areas, the concentration of our properties allows us to achieve economies of scale that result in lower costs. We seek to serve as the operator of the wells in which we have a significant interest. As the operator, we are better positioned to control the drilling, completing and producing of wells and the marketing of production to minimize costs and maximize both production volumes and realized price. In the Fayetteville and the northeast Marcellus Shales, we have achieved significant cost savings through our ownership of a sand mine, that is a source of proppant for our well completions, and through our operation of other associated oilfield services, including a fleet of drilling rigs and two pressure pumping equipment spreads used for well completions.

Enhance the Value of Our Midstream Operations. We have continued to design and improve our gas gathering infrastructure to manage better the physical movement of our production. As of December 31, 2013, we have invested approximately $1,096 million in the 1,947 mile gas gathering system built for our Fayetteville Shale asset, which was gathering approximately 2.3 Bcf per day at year-end, and have invested approximately $213 million in 124 miles of gas gathering lines in Pennsylvania, Louisiana and East Texas. Our gathering systems in the Fayetteville Shale and the northeast Marcellus Shale have developed into strategic assets that not only support our E&P operations but also have improved our overall returns on a stand-alone basis.

Recent Developments

Offerings of Common Stock and Depositary Shares

On January 14, 2015, we priced offerings for our common stock and depositary shares pursuant to separate prospectus supplements. Each depositary share represents a 1/20th interest in a share of our 6.25% Series B Mandatory Convertible Preferred Stock, par value $0.01, which we refer to as the “mandatory convertible preferred stock.” The shares of mandatory convertible preferred stock will be convertible into an aggregate of up to 74,999,895 shares of our common stock, subject to anti-dilution, make-whole and other adjustments, reflecting the exercise of the underwriters’ option to purchase depositary shares. On January 15, 2015, the underwriters exercised in full their options to purchase additional common stock and depositary shares. We expect these offerings to close on January 21, 2015. We will receive aggregate net proceeds of approximately $2,341 million from the sale of the common stock and depositary shares, including those acquired pursuant to the underwriters’ option to purchase additional securities, after deducting underwriting discounts and estimated offering expenses. We refer to this offering, the common stock offering and the depositary shares offering as the “Securities Offerings.” In addition, we intend to sell certain assets to further reduce our debt levels. We intend to use all of the net proceeds of the Securities Offerings to repay amounts outstanding under the Bridge Facility in full and, if funds are sufficient, to repay a portion of amounts outstanding under our revolving credit facility (as defined below).

Bridge Facility and Term Loan Facility

In connection with the Chesapeake Acquisition, on December 19, 2014, we entered into a $4,500 million unsecured 364-day bridge term loan facility (the “Bridge Facility”) and a $500 million unsecured two-year term loan facility (the “Term Loan Facility”), each with a syndicate of lenders, including affiliates of the underwriters of this offering. On December 22, 2014, we incurred aggregate borrowings of $5,000 million under the Bridge Facility and the Term Loan Facility to finance the Chesapeake Acquisition and to pay certain fees and expenses in connection with the Chesapeake Acquisition. Following the completion of the offerings of common stock and depositary shares on January 21, 2015, we intend to apply the aggregate net proceeds of $2,341 million to partially repay amounts outstanding under the Bridge Facility. We intend to use the proceeds of this offering to repay amounts outstanding under the Bridge Facility in full and, if funds are sufficient, a portion of amounts outstanding under our revolving credit facility. We intend to pay amounts outstanding under the Term Loan Facility using the proceeds from asset sales.

The terms of the Bridge Facility and the Term Loan Facility include covenants that restrict our ability to incur liens or to invest in subsidiaries not restricted by the covenants in the Bridge Facility and Term Loan Facility, and restrict the ability of restricted subsidiaries, as that term is defined in the Bridge Facility and the Term Loan Facility, to incur certain indebtedness. The terms of the Bridge Facility and the Term Loan Facility also contain a financial covenant that requires the Company to maintain a debt to capitalization ratio, as defined in the Bridge Facility and the Term Loan Facility that does not exceed 0.60 to 1.00. The Bridge Facility and the Term Loan Facility also restrict our ability to merge, consolidate or sell all or substantially all of our assets and also include events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount exceeding $100 million; bankruptcy; judgments involving liability in excess of $100 million that are not paid within 30 days; and ERISA events. Many of the events of default are subject to customary notice and cure periods.

Fourth Quarter Update (Preliminary and Unaudited)

Our consolidated financial statements for our three months ended December 31, 2014 are not yet available. Accordingly, the financial and operational results we present below are preliminary and subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the quarterly and annual review of our consolidated financial statements. As a result, these preliminary results may differ from the actual results that will be reflected in our consolidated financial statements for the quarter and year when they are completed and publicly disclosed. These preliminary results may change and those changes may be material.

Our expectations with respect to our unaudited results for the period discussed below are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance about them.

Although the results of our three months ended December 31, 2014 are not yet finalized, the following information reflects our preliminary expectations with respect to such results based on currently available information:

For the three months ended December 31, 2014:

•	Estimated operating income between $275 million and $295 million for the three months ended December 31, 2014, compared to $317 million for the comparable period in 2013.

•	Estimated total production between 196 and 200 Bcfe for the three months ended December 31, 2014, compared to 176 Bcfe for the comparable period in 2013.

The Chesapeake Acquisition closed on December 22, 2014, so the estimates above include only one week of ownership of those assets. The estimates above represent the most current information available to management. A range for the preliminary results described above is provided because our financial closing procedures for the month, quarter and year ended December 31, 2014 are not yet complete due to the finalization of our monthly, quarterly and annual procedures.

Outlook

We believe the long-term outlook for our business is favorable despite the continued uncertainty of natural gas prices in the United States and the legislative and regulatory challenges facing our industry. Our resource base, financial strength and disciplined investment of capital provide us with an opportunity:

•	to exploit and develop our positions in the Fayetteville Shale, the northeast Marcellus Shale and the multiple formations in West Virginia and southwest Pennsylvania acquired in the Chesapeake and Statoil Acquisitions;

•	to maximize efficiency through economies of scale in our key operating areas;

•	to enhance our overall returns through expansion of our Midstream Services operations; and

•	to grow through new exploration and development activities.

Our capital investment plan for 2015 is flexible. Should prices remain at current levels we will adjust our capital investment plans accordingly.

The Offering

Issuer	Southwestern Energy Company

Securities Offered	$350,000,000 aggregate principal amount of 3.300% Senior Notes due 2018 (the “2018 notes”), $850,000,000 aggregate principal amount of 4.050% Senior Notes due 2020 (the “2020 notes”) and $1,000,000,000 aggregate principal amount of 4.950% Senior Notes due 2025 (the “2025 notes” and, together with the 2018 notes and the 2020 notes, the “notes”). The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity Date	The 2018 notes will mature on January 23, 2018. The 2020 notes will mature on January 23, 2020. The 2025 notes will mature on January 23, 2025.

Interest	Subject to “Interest Rate Adjustment” below, interest will accrue on the 2018 notes at 3.300% per year, interest will accrue on the 2020 notes at 4.050% per year and interest will accrue on the 2025 notes at 4.950% per year. Interest will accrue on each series of the notes from January 23, 2015.

Interest Payment Dates	Interest on the 2018 notes will be paid on January 23 and July 23 of each year, beginning on July 23, 2015. Interest on the 2020 notes will be paid on January 23 and July 23 of each year, beginning on July 23, 2015. Interest on the 2025 notes will be paid on January 23 and July 23 of each year, beginning on July 23, 2015.

Interest Rate Adjustment	The interest rate payable on the notes of each series will be subject to adjustment from time to time if Moody’s or S&P (or a substitute ratings agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to such series of notes. See “Description of the Notes—Interest Rate Adjustment.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $2,179 million after deducting the underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to repay amounts outstanding under the Bridge Facility in full and, if funds are sufficient, to repay a portion of amounts outstanding under our revolving credit facility. See “Use of Proceeds.”

Conflicts of Interest

Affiliates of certain of the underwriters are lenders under our Bridge Facility and our revolving credit facility. Because a portion of the net proceeds from this offering will be used to repay indebtedness under the Bridge Facility and, if funds are sufficient, our revolving credit facility, we expect that more than 5% of the net proceeds will be directed to one or more of such underwriters (or their affiliates), which would be considered a “conflict of interest” under Financial Regulatory Authority, Inc. (“FINRA”) Rule 5121. As such, this offering is being conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

Risk Factors	Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-20 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent Quarterly Reports on Form 10-Q for more information about important risks that you should consider before making an investment in the notes.

Indenture	We will issue the notes as a new series of debt securities under the indenture between us and U.S. Bank National Association, as indenture trustee.

Future Subsidiary Guarantees	Initially, the notes will not be guaranteed by any of our subsidiaries. In the future, however, if any of our subsidiaries guarantees our obligations under our revolving credit facility or any future credit facility or term loan, then that subsidiary will, jointly and severally, fully and unconditionally guarantee our payment obligations under the notes so long as such subsidiary has any guarantee obligation under our revolving credit facility or any future credit facility or term loan. If we cannot make payments on the notes when they are due, any subsidiary guarantor existing at such time must make them instead. See “Description of the Notes—Future Subsidiary Guarantees.”

Ranking	The notes will:

•	be senior unsecured obligations;

•	rank equally in right of payment with all of our other existing and future senior indebtedness that is not specifically subordinated to the notes;

•	be effectively subordinated to any of our future secured indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

At September 30, 2014, we had no outstanding shares of preferred stock and total outstanding consolidated debt of approximately $1,807 million. At September 30, 2014, on a pro forma as adjusted basis we had 1,725,000 shares of preferred stock outstanding and our total debt was $5,176 million and:

•	we would have had no secured indebtedness, and we would have had available capacity under our revolving credit facility of up to $1,189 million; and

•	of our total consolidated indebtedness, none would be primary indebtedness of our subsidiaries, which would be structurally senior to the notes.

The indenture places no limitation on the amount of additional senior indebtedness that we may incur that will rank equally to the notes. In addition, although the covenants in the indenture limit the amount of indebtedness that may be secured by our principal properties and by equity interests in certain of our subsidiaries without securing the notes pari passu, they will not limit the overall amount of secured indebtedness that we may incur. We expect from time to time to incur additional indebtedness constituting senior indebtedness, some or all of which may be secured indebtedness.

Change of Control Offer	If we experience specific kinds of changes of control accompanied by a ratings decline, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See “Description of the Notes—Change of Control Event.”

Optional Redemption	We may, at our option, at any time and from time to time, redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address.

If we redeem the 2018 notes before January 23, 2018 (the maturity date), or the 2020 notes before December 23, 2019 (one month prior to the maturity date), or the 2025 notes before October 23, 2024 (three months prior to the maturity date), such notes may be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the make-whole amount as determined by an independent investment banker as described under “Description of the Notes—Optional Redemption,” plus, in each case, accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed.

If we redeem the 2020 notes on or after December 23, 2019 (one month prior to the maturity date), or the 2025 notes on or after October 23, 2024 (three months prior to the maturity date), the redemption price will equal 100% of the principal amount of the notes to be redeemed plus accrued interest to the redemption date. See “Description of the Notes—Optional Redemption.”

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, and our ability to permit our subsidiaries, with certain exceptions, to incur debt secured by liens. These covenants also restrict our ability, with certain exceptions, to merge or consolidate with another entity. See “Description of the Notes—Certain Covenants.”

Further Issuances	We may from time to time create and issue additional notes having the same terms as the applicable series of the notes being issued in this offering, so that such additional notes shall be consolidated and form a single series. See “Description of the Notes—Further Issuances.”

Form, Delivery and Clearance	The notes of each series will be represented by one or more global notes registered in the name of The Depository Trust Company, referred to as DTC, or its nominee. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in DTC.

Trustee	U.S. Bank National Association

Governing Law	New York

Summary Historical Consolidated Financial Data of the Company

The following table sets forth our summary historical consolidated financial information that has been derived from (i) our audited statements of income and cash flows for each of the years ended December 31, 2011, 2012 and 2013 and our audited balance sheets as of December 31, 2011, 2012 and 2013 and (ii) unaudited statements of income and cash flows for each of the nine months ended September 30, 2013 and 2014 and our unaudited balance sheets as of September 30, 2013 and 2014.

You should read this historical and pro forma financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 as well as our historical financial statements and notes thereto, all of which are incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period.

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011
Income Statement Data:
Operating Revenues:
Gas sales	$2,155	$1,736	$2,381	$1,956	$2,078
Gas marketing	765	582	792	592	714
Oil sales	13	12	16	8	9
Gas gathering	143	134	181	174	150

Total revenues	3,076	2,464	3,371	2,730	2,951

Operating Costs and Expenses:
Gas purchases—midstream services	752	575	782	592	709
Operating expenses	309	237	329	245	241
General and administrative expenses	162	136	191	175	158
Depreciation, depletion and amortization	693	571	787	811	705
Impairment of natural gas and oil properties	—	—	—	1,940	—
Taxes, other than income taxes	72	59	79	68	66

Total operating costs and expenses	1,988	1,578	2,168	3,831	1,878

Operating income (loss)	1,088	886	1,203	(1,101)	1,073

Other expense (Income):
Interest on debt	75	74	100	93	65
Other interest charges	4	3	4	4	4
Interest capitalized	(40)	(48)	(62)	(62)	(46)
Other (income) expense, net	(1)	—	(3)	—	—
Loss (gain) on derivatives	29	(75)	(26)	16	(1)

Income (Loss) before income taxes	1,021	932	1,190	(1,150)	1,051
Provision (Benefit) for income taxes	409	373	487	(443)	413

Net Income (Loss)	$612	$559	$704	$(707)	$638

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions, except per share amounts)	2014	2013	2013	2012	2011
Earnings per share:
Basic	$1.74	$1.60	$2.01	$(2.03)	$1.84

Diluted	$1.74	$1.59	$2.00	$(2.03)	$1.82

Weighted average shares outstanding:
Basic	351,357,913	350,334,634	350,465,430	348,610,503	347,205,316
Diluted	352,334,546	351,014,974	351,101,452	348,610,503	349,921,413
Other Financial Data:
Cash flows from operating activities	$1,774	$1,378	$1,908	$1,653	$1,739
Cash flows from investing activities	(1,687)	(1,712)	(2,253)	(2,108)	(2,184)
Cash flows from financing activities	(90)	299	277	291	284

Adjusted EBITDA(1)	$1,760	$1,460	$1,997	$1,638	$1,774

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011
Balance Sheet Data:
Cash and cash equivalents	$20	$19	$23	$54	$16
Total assets	$9,177	$7,894	$8,048	$6,738	$7,903
Total liabilities	$4,884	$4,374	$4,426	$3,702	$3,934
Total equity	$4,293	$3,520	$3,622	$3,036	$3,969

(1)	Adjusted EBITDA is defined as net income (loss) plus interest, income tax expense, non-cash impairment of natural gas and oil properties, (gain) loss on derivatives, net of settlements, and depreciation, depletion and amortization. This is a supplemental financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). We have included information concerning Adjusted EBITDA in this prospectus supplement because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in our industry. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP, or as a measure of our profitability or liquidity. Adjusted EBITDA as defined above may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of net income to Adjusted EBITDA:

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011
Net Income:
Net income (loss)	$612	$559	$704	$(707)	$638
Depreciation, depletion and amortization expense	693	571	787	811	705
Impairment of natural gas and oil properties	—	—	—	1,940	—
Loss (gain) on derivatives, net of settlement	7	(72)	(21)	2	(5)
Net interest expense	39	29	42	36	24
Provision for income taxes	409	373	487	(443)	413

Adjusted EBITDA	$1,760	$1,460	$1,997	$1,638	$1,774

Summary Historical Financial Data of the Properties in the Chesapeake Acquisition

The following table sets forth the statements of revenues and direct operating expenses of the properties acquired in the Chesapeake Acquisition, which has been derived from (i) the audited statements of revenues and direct operating expenses of the properties for the years ended December 31, 2013, 2012 and 2011 and (ii) the unaudited statements of revenues and direct operating expenses of the properties for the nine months ended September 30, 2014 and 2013. The information provided in the following table does not give effect to the properties to be acquired in the WPX and the Statoil Acquisitions. Historical results are not necessarily indicative of results that may be expected for any future period.

You should read this financial information in conjunction with the statements of revenues and direct operating expense of the properties we will acquire in the Chesapeake Acquisition and notes thereto included in our Current Report on Form 8-K/A filed with the SEC on January 7, 2015.

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011
Natural gas and oil revenues	$340	$235	$342	$147	$181
Direct operating expenses	57	40	65	47	55

Natural gas and oil revenues in excess of revenues over direct operating expenses	$283	$195	$277	$100	$126

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following table sets forth pro forma condensed combined financial information for the year ended December 31, 2013 and the nine months ended September 30, 2014, which has been derived from our unaudited pro forma financial statements included in our Current Report on Form 8-K/A filed with the SEC on January 7, 2015. The unaudited pro forma statements of income give effect to the Chesapeake Acquisition as if the Chesapeake Acquisition (and related borrowings of $5,000 million under the Bridge Facility and the Term Loan Facility) had occurred on January 1, 2013. In addition, the pro forma balance sheet gives effect to the Chesapeake Acquisition (and related borrowings of $5,000 million under the Bridge Facility and the Term Loan Facility) as if the acquisition occurred on September 30, 2014. The unaudited pro forma financial information does not purport to represent what our results of operations would have actually been had the Chesapeake Acquisition occurred on the dates noted above, or to project our results of operations as of any future date or for any future periods. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. In our opinion, all adjustments necessary to present fairly the unaudited pro forma financial statements have been made. The following tables do not give effect to the properties to be acquired in the WPX and the Statoil Acquisitions.

You should read the pro forma financial information in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, as well as our historical financial statements and the notes thereto, the historical statements of revenues and direct operating expenses for the Chesapeake Acquisition and notes thereto, and the unaudited pro forma financial statements and notes thereto included in our Current Report on Form 8-K/A filed with the SEC on January 7, 2015.

(Dollars in millions)	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Income Statement Data:
Operating Revenues:
Gas sales	$2,268	$2,503
Gas marketing	765	792
Oil sales	135	145
NGL sales	105	92
Gas gathering	143	181

Total revenues	3,416	3,713

Operating Costs and Expenses:
Gas purchases—midstream services	752	782
Operating expenses	338	363
General and administrative expenses	162	191
Depreciation, depletion and amortization	893	1,033
Taxes, other than income taxes	100	109

Total operating costs and expenses	2,245	2,478

Operating Income	1,171	1,235

Interest Expense:
Interest on debt	143	196
Other interest charges	74	158
Interest capitalized	(85)	(134)

Total interest expense	132	220

Gain (loss) on Derivatives	(28)	28
Income Before Income Taxes	1,011	1,043

Provision (Benefit) for income taxes:
Current	34	(11)
Deferred	371	438

	405	427

Net Income	$606	$616

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
(Dollars in millions, except per share amounts)
Earnings per share:
Basic	$1.72	$1.76

Diluted	$1.72	$1.75

Weighted average shares outstanding:
Basic	351,357,913	350,465,430

Diluted	352,334,546	351,101,452

Other Financial Data:
Pro forma Adjusted EBITDA(1)	$2,043	$2,275

(Dollars in millions)	Nine Months Ended September 30, 2014
Balance Sheet Data:
Cash and cash equivalents	$20
Total assets	$14,262
Total liabilities	$9,969
Total equity	$4,293

(1)	Pro forma Adjusted EBITDA is defined as net income (loss) plus interest, income tax expense, non-cash impairment of natural gas and oil properties, (gain) loss on derivatives, net of settlements, and depreciation, depletion and amortization. For more information relating to these non-GAAP measures, see “Non-GAAP Financial Measures.”

Pro forma Adjusted EBITDA is defined as net income (loss) plus interest, income tax expense, non-cash impairment of natural gas and oil properties, (gain) loss on derivatives, net of settlements, and depreciation, depletion and amortization. This is a supplemental financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). We have included information concerning pro forma Adjusted EBITDA in this prospectus supplement because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in our industry. Pro forma Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP, or as a measure of our profitability or liquidity. Pro forma Adjusted EBITDA as defined above may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of pro forma net income to pro forma Adjusted EBITDA:

(Dollars in millions)	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Pro Forma Net Income:
Pro forma net income	$606	$616
Impairment of natural gas and oil properties	—	—
Depreciation, depletion and amortization expense	893	1,033
Loss (gain) on derivatives, net of settlement	7	(21)
Net interest expense	132	220
Provision for income taxes	405	427

Pro Forma Adjusted EBITDA	$2,043	$2,275

Summary Historical Reserve and Operating Data of the Company

The following table sets forth certain information with respect to our historical consolidated oil and gas reserves as of December 31, 2013, 2012 and 2011 and production for the years ended December 31, 2013, 2012 and 2011 and the nine months ended September 30, 2014 and 2013. The historical reserve information included in this table is based upon reserve reports prepared by Netherland, Sewell & Associates, Inc., our independent petroleum engineers. The reserve volumes and values were determined using the methods prescribed by the SEC.

This information should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

			Year Ended December 31,
			2013	2012	2011
Estimated net proved reserves:
Natural Gas (Bcf)			6,974	4,017	5,887
Crude Oil (MMBbls)			0.4	0.2	1

Total Proved Reserves (Bcfe)(1)			6,976	4,018	5,893
Percent proved developed			61%	80%	55%
PV-10(2):
Pre-tax (millions)			$5,147	$2,351	$4,803
PV of taxes (millions)			1,393	273	1,352

Standardized measure ($/thousands)			3,736	2,051	3,451

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)
Production Data:
Sales:
Natural Gas (Bcf)	566	479	656	565	500
Crude Oil (MBbls)	114	102	138	83	97
Natural Gas Liquids (MBbls)	27	40	50	—	—

Total (Bcfe)	567	480	657	565	500
Average sales price per unit before derivative transactions
Natural Gas ($/Mcf)	3.91	3.18	3.17	2.34	3.56
Crude Oil ($/Bbl)	100.39	105.05	103.32	101.54	94.08
Natural Gas Liquids ($/Bbl)	40.73	44.20	43.63	—	—

$/Mcfe	3.93	3.20	3.20	2.36	3.57
Production costs (per Mcfe, excluding ad valorem and severance taxes)	0.91	0.85	0.86	0.80	0.84

(1)	We have no reserves from synthetic gas, synthetic oil or nonrenewable natural resources intended to be upgraded into synthetic gas or oil. We used standard engineering and geoscience methods, or a combination of methodologies in determining estimates of material properties, including performance and test date analysis offset statistical analogy of performance data, volumetric evaluation, including analysis of petrophysical parameters (including porosity, net pay, fluid saturations (i.e., water, oil and gas) and permeability) in combination with estimated reservoir parameters (including reservoir temperature and pressure, formation depth and formation volume factors), geological analysis, including structure and isopach maps and seismic analysis, including review of 2-D and 3-D data to ascertain faults, closure and other factors.

(2)	Pre-tax PV-10 (a non-GAAP measure) is one measure of the value of a company’s proved reserves that we believe is used by securities analysts to compare relative values among peer companies without regard to income taxes. The reconciling difference in pre-tax PV-10 and the after-tax PV-10, or standardized measure, is the discounted value of future income taxes on the estimated cash flows from our proved oil and natural gas reserves. For more information relating to this non-GAAP measure, see “Non-GAAP Financial Measures.”

Summary Historical Reserve Data of the Properties in the Chesapeake Acquisition

The following table sets forth certain information with respect to the oil and gas reserves as of June 30, 2014 and December 31, 2013 for the properties we will acquire in the Chesapeake Acquisition. The reserves information presented below as of December 31, 2013 is based solely on our internal evaluation and interpretation of reserve and other information provided to us by the third-party seller in the course of our due diligence with respect to the Chesapeake Acquisition and has not been independently verified or estimated. The reserve information as of June 30, 2014 is based on the report dated November 21, 2014 provided by Netherland, Sewell & Associates, Inc.

	June 30, 2014	December 31, 2013
Estimated net proved reserves:
Natural Gas (Bcf)	1,388,100	919,944
Crude Oil (MBbls)	38,400	14,456
Natural Gas Liquids (MBbls)	119,400	40,567

Total Proved Reserves (Bcfe)	2,334,900	1,250,087
Percent proved developed	36%	60%
PV-10 value (dollars in millions)(1)	$2,437	$1,486
Standardized measure ($/millions)(1)(2)	n/a	$1,486

(1)	PV-10 is a non-GAAP financial measure. For more information relating to this non-GAAP measure, see “Non-GAAP Financial Measures.”
(2)	GAAP does not prescribe any corresponding measure for PV-10 of proved reserves based on other than SEC prices. As a result, it is not practicable for us to reconcile this additional PV-10 measure to GAAP standardized measure.

Summary Unaudited Pro Forma Reserve Data

The following table sets forth pro forma reserve data at December 31, 2013, giving effect to the Chesapeake Acquisition. Future exploration and development expenditures, as well as future commodity prices and service costs will affect the reserve volumes attributable to the properties we will acquire in the Chesapeake Acquisition.

	Company Historical	Acquired properties Historical	Pro forma adjustments	Pro forma for acquired properties
Estimated net proved reserves:
Natural Gas (MMcf)	6,974,077	919,944	—	7,894,021
Crude Oil (MBbls)	373	14,456	—	14,829
Natural Gas Liquids (MBbls)	—	40,567	—	40,567

Total (MMcfe)	6,976,315	1,250,087	—	8,226,402
Estimated net proved developed reserves:
Natural Gas (MMcf)	4,237,495	551,123	—	4,788,618
Crude Oil (MBbls)	372	10,612	—	10,984
Natural Gas Liquids (MBbls)	—	21,599	—	21,599
Total (MMcfe)	4,239,727	744,391	—	4,984,116
Future cash inflows	$22,625	$5,081	$—	$27,706
Future development costs	(3,627)	(547)	—	(4,174)
Future production costs	(8,896)	(942)	—	(9,838)
Future income tax	(3,223)	—	(1,478)	(4,701)

Future net cash flows	$6,879	$3,592	$(1,478)	$8,993
Discounted at 10% per year	(3,143)	(2,106)	867	(4,382)

Standardized measure ($/millions)	$3,736	$1,486	$(611)	$4,611

RISK FACTORS

An investment in our notes involves risks. You should consider carefully the following risks, as well as the risk factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent Quarterly Reports on Form 10-Q together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in our notes.

Risks Relating to the Notes

Our future level of indebtedness and the terms of our financing arrangements may adversely affect operations and limit our growth.

At September 30, 2014, we had long-term indebtedness of $1,807 million, including borrowings of $139 million under our senior credit facility. At September 30, 2014 on a pro forma adjusted basis our total indebtedness was $5,176 million. At such date, on a historical basis, we had the ability to borrow up to an additional approximately $1.86 billion under our senior credit facility. We currently expect to incur additional indebtedness under our revolving credit facility of an additional $664 million to fund the WPX and Statoil Acquisitions, which amount includes the $65 million aggregate deposit which has already been paid.

The terms of the indenture relating to our outstanding senior notes, our senior credit facility, and the master lease agreements relating to our drilling rigs and other equipment, which we collectively refer to as our “financing agreements,” impose restrictions on our ability and, in some cases, the ability of our subsidiaries to take a number of actions that we may otherwise desire to take, which may include, without limitation, one or more of the following:

•	incurring additional debt;

•	redeeming stock or redeeming debt;

•	making investments;

•	creating liens on our assets; and

•	selling assets.

Although the indenture governing the notes contains covenants that apply to us, covenants limiting liens and sale and leasebacks covenants contain exceptions and limitations that would allow us, pursuant to the terms of the indenture, to create, grant or incur certain liens or security interests. Moreover, the indenture does not contain any limitations on the ability of us or our subsidiaries to incur debt, pay dividends, make investments, or limit the ability of our subsidiaries to make distributions to us. Such activities may, however, be limited by our other financing agreements in certain circumstances.

Our level of indebtedness and off-balance sheet obligations, and the covenants contained in our financing agreements, could have important consequences for our operations, including:

•	requiring us to dedicate a substantial portion of our cash flow from operations to required payments, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	detracting from our ability to successfully withstand a downturn in our business or the economy generally.

Our ability to comply with the covenants and other restrictions in our financing agreements may be affected by events beyond our control, including prevailing economic and financial conditions.

If we fail to comply with the covenants and other restrictions, it could lead to an event of default and the acceleration of our obligations under the notes or our other financing agreements, and in the case of the lease agreements for drilling rigs, loss of use of our drilling rigs. In particular, a significant or extended decline in natural gas or oil prices would have a material adverse effect on our results of operations, our access to capital and the quantities of natural gas and oil that we can produce economically. For example, the New York Mercantile Exchange, or NYMEX, natural gas prices traded at a high of $5.56 in February 2014 and a low of $3.73 in November 2014 based on last day of month settlement. We may not have sufficient funds to make such payments. If we are unable to satisfy our obligations with cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, to meet our lease obligations, or that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt or obligations. The terms of our financing agreements may also prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We cannot assure you that any such proposed offering, refinancing or sale of assets can be successfully completed or, if completed, that the terms will be favorable to us.

We may be unable to repay the notes when due or repurchase the notes when we are required to do so.

At final maturity of the notes or in the event of acceleration of the notes following an event of default, the entire outstanding principal amount of the notes will become due and payable. Upon a change of control event (as described herein), we will be required to offer to repurchase in cash all outstanding notes at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest up to, but not including, the repurchase date. If we were unable to make the required payments or repurchases of the notes, it would constitute an event of default under the notes offered hereby and, as a result, under our senior credit facility and other outstanding debt securities. The indentures for our other outstanding debt securities also provide for repurchase rights upon a change of control and our revolving credit facility requires repayment of amounts outstanding thereunder and certain other amounts. As a result, holders of our other debt securities may have the ability to require us to repurchase their debt securities before the holders of the notes offered hereby would have such repurchase rights. It is possible that we will not have sufficient funds at maturity, upon acceleration or at the time of the change of control event or other fundamental change to make the required repurchase of notes and other debt securities. In addition, certain change of control events would constitute an event of default under our senior credit facility, which could lead to a default on the notes or an inability to make a change of control payment on the notes.

A downgrade in our credit rating could negatively impact our cost of and ability to access capital.

Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

Active trading markets for either series of the notes may not develop, which could make it more difficult for holders of the notes to sell their notes and/or result in a lower price at which holders would be able to sell their notes.

There is no existing market for the notes. The notes will not be listed on any securities exchange. There can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

Any future subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and in such event a court may try to subordinate or void the subsidiary guarantees.

At the closing of this offering the notes will not be guaranteed by any of our subsidiaries, although in the future one or more of our subsidiaries may do so. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Risks Relating to the Acquisitions

We may be subject to risks in connection with acquisitions, including the Acquisitions, and the integration of significant acquisitions may be difficult.

We have consummated the Chesapeake Acquisition and expect to consummate the other Acquisitions described above under the heading “Prospectus Supplement Summary—Recently Completed and Pending Asset Acquisitions,” and we periodically evaluate other potential acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of producing properties, including the Acquisitions, requires an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling equipment and of skilled personnel;

•	development and operating costs and potential environmental and other liabilities;

•	regulatory, permitting and similar matters; and

•	our ability to obtain external financing to fund the purchase price.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the assets to be acquired, we are entitled to indemnification for only certain environmental liabilities. In addition, we waived certain environmental and title indemnification in the Chesapeake Acquisition and did not include them in the Statoil Acquisition in exchange for downward adjustments to the purchase prices.

Significant acquisitions, including the Acquisitions, and other strategic transactions may involve other risks, including:

•	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•	the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;

•	difficulty associated with coordinating geographically separate assets;

•	the challenge of attracting and retaining personnel associated with acquired operations; and

•	the failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

Financing the Acquisitions will substantially increase our leverage.

On December 22, 2014, we incurred aggregate borrowings of $5,000 million under the Bridge Facility and the Term Loan Facility to finance the Chesapeake Acquisition and to pay certain fees and expenses in connection with the Chesapeake Acquisition. We also intend to incur an aggregate of approximately $664 million under our revolving credit facility in order to consummate the WPX and the Statoil Acquisitions, which amount includes the aggregate $65 million already borrowed to fund deposits in connection with those acquisitions. We intend to use the proceeds of this offering to repay amounts outstanding under the Bridge Facility in full and, if funds are sufficient, a portion of amounts outstanding under our revolving credit facility. Our total outstanding indebtedness as of September 30, 2014 was $1,807 million. As of September 30, 2014, as adjusted to give effect to the Chesapeake, the Statoil and the WPX Acquisitions, the financings thereof under the Bridge Facility and the Term Loan Facility, borrowings under the revolving credit facility and amounts raised in the Securities Offerings, our total outstanding indebtedness increased by approximately $3,369 million, which includes the total principal amount of the notes offered hereby, and we expect our total pro forma adjusted indebtedness to be $5,176 million. The increase in our indebtedness may reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs.

We may not be able to consummate the WPX and Statoil Acquisitions.

Although we entered into purchase and sale agreements for the WPX and the Statoil Acquisitions in December 2014, the consummation of each of them is subject to certain closing conditions, including conditions that must be met and are beyond our control. In addition, under certain circumstances we or the sellers may terminate the purchase agreements. There can be no assurances that either the WPX or the Statoil Acquisition will be consummated in the anticipated timeframe or at all.

If either the WPX or the Statoil Acquisition is not consummated under certain circumstances due to our default, we may forfeit the deposits under the respective purchase agreement. The aggregate deposit amount under the purchase agreements for the WPX and the Statoil Acquisitions is $65 million. Furthermore, our stock price could be negatively impacted if either the WPX or the Statoil Acquisition is not consummated, regardless of the reason.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $2,179 million, after deducting the underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to repay amounts outstanding under the Bridge Facility entered into in connection with the Chesapeake Acquisition in full and, if funds are sufficient, to repay a portion of outstanding borrowings under our revolving credit facility.

As of January 16, 2015, the outstanding balance under the Bridge Facility was $4,500 million, bearing an effective interest rate of approximately 1.64%. Amounts borrowed under the Bridge Facility were used to fund the Chesapeake Acquisition and costs and expenses related thereto. The Bridge Facility matures on December 18, 2015.

As of January 16, 2015, there were $396.6 million of outstanding borrowings under our $2 billion revolving credit facility at a weighted average interest rate of 1.64%. Our revolving credit facility matures on December 14, 2018. Amounts borrowed under our revolving credit facility were used to fund the WPX and Statoil Acquisitions and for general corporate purposes.

Affiliates of certain of the underwriters are lenders under the Bridge Facility and Term Loan Facility and our revolving credit facility and as such will receive their pro rata share of the amounts used from the net proceeds of the Securities Offerings to repay indebtedness under such facilities. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014:

•	on a consolidated historical basis;

•	pro forma to give effect to (i) the consummation of the Chesapeake Acquisition and the financing thereof with $4,500 million of borrowings made under the Bridge Facility and $500 million of borrowings made under the Term Loan Facility, and (ii) $28 million of borrowings made under the revolving credit facility; and

•	pro forma as adjusted to give further effect to (i) the issuance of 30,000,000 shares of common stock and of 34,500,000 depositary shares in the concurrent offerings to be completed on January 21, 2015 and the application of the net proceeds therefrom, and (ii) borrowings of approximately $664 million under our revolving credit facility, which consists of the aggregate $65 million deposits and the remaining $599 million required to fund the WPX and the Statoil Acquisitions.

You should read our historical consolidated financial statements and notes, as well as our unaudited pro forma condensed combined financial statements related to the Chesapeake Acquisition and accompanying notes included in our Current Report on Form 8-K/A filed with the SEC on January 7, 2015, that are incorporated by reference into this prospectus supplement.

	As of September 30, 2014
	Historical	Pro Forma	Pro Forma as adjusted
(Dollars in millions)	(in millions)
Cash and cash equivalents	$20	$20	$20

Short-term debt:
7.15% Senior Notes due 2018	1	1	1

Bridge Facility	—	4,500	—

Total short-term debt	1	4,501	1

Long-term debt:
Revolving Credit Facility, expires December 2018(1)	139	167	811
7.35% Senior Notes due 2017	15	15	15
7.125% Senior Notes due 2017	25	25	25
7.15% Senior Notes due 2018	28	28	28
7.5% Senior Notes due 2018	600	600	600
4.10% Senior Notes due 2022	1,000	1,000	1,000
Term Loan Facility	—	500	500
Notes offered hereby	—	—	2,200
Unamortized discount(2)	(1)	(1)	(4)

Total long-term debt	1,806	2,334	5,175

Total debt	1,807	6,835	5,176

Equity:
Preferred Stock $0.01, par value; 10,000,000 authorized shares; and 0 shares issued and outstanding, historical; 10,000,000 shares authorized and 0 shares issued and outstanding, pro forma; 10,000,000 shares authorized and 1,725,000 shares issued and outstanding, pro forma as adjusted	—	—	—
Common stock, $0.01 par value; 1,250,000,000 authorized shares and 353,125,665 shares issued and 352,938,584 shares outstanding, historical; 1,250,000,000 authorized shares and 353,125,665 shares issued and 352,938,584 shares outstanding, pro forma; 1,250,000,000 authorized shares and 383,125,665 shares issued and 382,938,584 shares outstanding, pro forma as adjusted	4	4	5
Additional paid-in capital	1,005	1,005	3,346
Retained earnings	3,265	3,265	3,265
Accumulated other comprehensive income (loss)	19	19	19

Total equity	4,293	4,293	6,635

Total Capitalization:	$6,100	$11,128	$11,811

(1)	As of January 16, 2015, we had $396.6 million outstanding under our revolving credit facility, which amount outstanding includes the $65 million aggregate amount borrowed to fund the deposit for the WPX and the Statoil Acquisitions but excludes the remaining $599 million aggregate purchase price to be borrowed. As of January 16, 2015, we had $1,603.4 million of borrowing capacity under such facility.
(2)	Reflects $1.0 million historical unamortized discount and $3.2 million unamortized discount of the notes offered hereby.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the quarter ended September 30, 2014 and each of the five years in the period ended December 31, 2013 is set forth below.

	Quarter ended September 30,	Year ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges(1)	11.06x	9.47x	—	11.28x	12.33x	—

(1)	During the year-ended December 31, 2012 and 2009, the Company recorded a non-cash full cost ceiling impairment of $1,939.7 and $907.8 million, respectively. Excluding the impairment, the ratio of earnings to fixed charges would be 6.89 and 11.42 for the year-ended December 31, 2012 and 2009, respectively.

For the purpose of this calculation, “earnings” consists of (loss) income from continuing operations before income taxes, income on equity method investments, fixed charges (excluding interest capitalized and amortization of interest capitalized). “Fixed charges” consists of interest expensed and capitalized, amortization of debt discount and related issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon.

Due to the non-cash full cost-ceiling impairments, our earnings were insufficient to cover our fixed charges for the years ended December 31, 2009 and December 31, 2012 by approximately and $84.6 million and $1,197 million, respectively.

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

DESCRIPTION OF OTHER INDEBTEDNESS

Please see Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, and Note 9 to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, for information regarding additional indebtedness of our company and our subsidiaries.

On December 22, 2014, we incurred aggregate borrowings of $5,000 million under the Bridge Facility and Term Loan Facility to finance the Chesapeake Acquisition and to pay certain fees and expenses in connection with the Chesapeake Acquisition. We intend to use the proceeds of this offering to repay amounts outstanding under the Bridge Facility and, if funds are sufficient a portion of amounts outstanding under our revolving credit facility. We intend to repay amounts outstanding under the Term Loan Facility using the proceeds from asset sales. At September 30, 2014, we had no outstanding shares of preferred stock and total outstanding consolidated debt of approximately $1,807 million. At September 30, 2014, on a pro forma as adjusted basis we had 1,725,000 shares of preferred stock outstanding and our total debt was $5,176 million.

The terms of the Bridge Facility and the Term Loan Facility include covenants that restrict our ability to incur liens or certain indebtedness or to invest in subsidiaries not restricted by the covenants in the Bridge Facility and Term Loan Facility. The terms of the Bridge Facility and the Term Loan Facility also contain a financial covenant that requires the Company to maintain a debt to capitalization ratio, as defined in the Bridge Facility and the Term Loan Facility that does not exceed 0.60 to 1.0. The Bridge Facility and the Term Loan Facility also restrict our ability to merge, consolidate or sell all or substantially all of its assets and also include events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $100 million or more; bankruptcy; judgments involving liability of $100 million or more that are not paid within 30 days; and ERISA events. Many of the events of default are subject to customary notice and cure periods. As of January 16, 2015, we had $396.6 million outstanding under our revolving credit facility, which amount outstanding includes $65 million borrowed to fund the aggregate deposit for the WPX and the Statoil Acquisitions and excludes the remaining $599 million aggregate purchase price to be borrowed under such facility. As of January 16, 2015, we had $1,603.4 million of borrowing capacity under such facility.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes and summaries of certain provisions of the indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the indenture, which provisions of the indenture are incorporated herein by reference. Capitalized and other terms not otherwise defined in this prospectus supplement will have the meanings given to them in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. You may obtain a copy of the indenture from us upon request. See “Where You Can Find More Information” in this prospectus supplement.

In this section, the terms “we,” “our,” “us” and “Southwestern Energy Company” refer solely to Southwestern Energy Company and not its subsidiaries. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for that purpose, and not those who own beneficial interests in notes issued in book-entry form through The Depository Trust Company, or DTC, or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Form, Book-Entry Procedures and Transfer” below.

General

The notes will be issued under an indenture to be entered into between us and U.S. Bank National Association, as trustee. The 2018 notes will mature on January 23, 2018. The 2020 notes will mature on January 23, 2020. The 2025 notes will mature on January 23, 2025.

Unless previously redeemed or purchased and cancelled, we will repay the notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of and interest on the notes in U.S. dollars.

The notes will be our senior unsecured debt obligations and will rank equally among themselves and with all of our other present and future senior unsecured indebtedness.

The notes will be issued in registered, book-entry form only without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be subject to defeasance as described under “—Defeasance” below.

The indenture and the notes do not limit the amount of indebtedness that may be incurred or the amount of securities which may be issued by us, and contain no financial or similar restrictions on us, except as described under “Certain Covenants” below.

The notes will be issued in the aggregate initial principal amount set forth on the cover of this prospectus supplement, subject to our ability to issue additional notes as described under “—Further Issuances.”

Interest

Interest will accrue on the 2018 notes at 3.300% per year, interest will accrue on the 2020 notes at 4.950% per year and interest will accrue on the 2025 notes at 4.050% per year. Interest will accrue on each series of the notes from January 23, 2015. The interest rate payable on the notes of each series will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute ratings agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes of such series as described in “—Interest Rate Adjustment” below. We will make interest payments on the notes semi-annually in arrears on January 23 and July 23 of each year to the Person in whose name such notes are registered at the close of business on the immediately preceding January 10 or July 10, as applicable. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If an interest payment date for the notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Further Issuances

We may from time to time, without notice to or the consent of the registered holders of a series of the notes, create and issue further notes having the same terms as the notes of that series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes will form a single series with the notes of that series and have the same terms as to status, redemption or otherwise as the notes, provided that the further notes will have a separate CUSIP number unless (i) the further notes have no more than a de minimis amount of original issue discount for U.S. federal income tax purposes or (ii) such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Future Subsidiary Guarantees

At the closing of this offering the notes will not be guaranteed by any of our existing subsidiaries. If in the future any of our subsidiaries guarantees, becomes a borrower or guarantor under, or grants any lien to secure any obligations pursuant to, our revolving credit facility or any future credit facility or term loan, then we will cause such subsidiary to become a guarantor by executing a supplement to the indenture and delivering such supplement to the trustee promptly (but in any event, within ten business days of the date on which it guaranteed or incurred such obligations or granted such lien, as the case may be). In the event of a bankruptcy, liquidation or reorganization of any subsidiary that does not guarantee the notes, such non-guarantor subsidiary will pay the holders of its debt or debt it guarantees and its trade creditors before it will distribute any of its assets to us.

Any subsidiary guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. If a subsidiary guarantee is rendered voidable, it could be subordinated by a court to all other debt (including guarantees and other contingent liabilities) of the applicable guarantor, and, depending on the amount of such debt, a guarantor’s liability on its subsidiary guarantee could be reduced to zero.

The indenture will limit the ability of a guarantor to consolidate with or merge with or into any other person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets and the properties or assets of its subsidiaries (taken as a whole with the properties or assets of such guarantor) to another person in one or more related transactions.

If any of our subsidiaries guarantees the notes, its subsidiary guarantee will be released:

1.	in connection with any sale or other disposition of all or substantially all of the properties or assets of, or all of our direct or indirect limited partnership, limited liability company or other equity interests in, that guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) an affiliate of us;

2.	upon the merger of the guarantor into us or any other guarantor or the liquidation or dissolution of the guarantor;

3.	upon legal defeasance or covenant defeasance as described below under the caption “—Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “—Satisfaction and Discharge”; or

4.	upon delivery of written notice to the trustee of the release of all guarantees or other obligations of the guarantor under our revolving credit facility and release under any future credit facility or term loan.

If at any time following any release of a guarantor from its guarantee of the notes pursuant to clause 4 in the preceding paragraph, the guarantor again incurs obligations under our revolving credit facility or any future credit facility or term loan. Then we will cause the guarantor to again guarantee the notes in accordance with the indenture.

Optional Redemptions

We may, at our option, at any time and from time to time, redeem any series of the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address. If we redeem the 2018 notes before January 23, 2018 (the maturity date), the 2020 notes before December 23, 2019 (one month prior to the maturity date) or the 2025 notes before October 23, 2024 (three months prior to the maturity date), such notes may be redeemed at a redemption price equal to the greater of:

1.	100% of the principal amount of the notes to be redeemed then outstanding; and

2.	as determined by an Independent Investment Banker, the make-whole amount calculated as the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be redeemed if such series of notes matured on the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 40 basis points in the case of the 2018 notes, 45 basis points in the case of the 2020 notes and 50 basis points in the case of the 2025 notes;

plus, in each of the above cases, accrued and unpaid interest to the date of redemption on the notes to be redeemed.

If we redeem the 2020 notes on or after December 23, 2019, or the 2025 notes on or after October 23, 2024, the redemption price will equal 100% of the principal amount of the notes to be redeemed plus accrued interest to the redemption date.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on such record date. We will mail or cause to be mailed a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. Notes called for redemption become due on the date fixed for redemption. If less than all of the notes are to be redeemed, the trustee will select notes for redemption as follows:

1.	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

2.	if the notes are not so listed, on a pro rata basis (subject to the procedures of DTC) or, to the extent a pro rata basis is not permitted, by lot or in such other manner as the trustee shall deem to be fair and appropriate.

However, no note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original note.

“Adjusted Treasury Rate” means, with respect to any redemption date:

1.	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

2.	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (“Remaining Life”).

“Comparable Treasury Price” means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Par Call Date” means with respect to the 2018 notes, January 23, 2018, with respect to the 2020 notes, December 23, 2019 and, with respect to the 2025 notes, October 23, 2024.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its relevant affiliate or successor) and two other primary U.S. Government securities dealers in New York City selected by us, or if any of the foregoing cease to be a primary U.S. Government securities dealer, another primary U.S. Government securities dealer in New York City selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Change of Control Event

If a change of control event occurs, each holder will have the right, pursuant to the terms set forth in the indenture, to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereafter) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, and additional interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following a change of control event, if we have not (prior to the change of control event) sent a redemption notice for all the notes in connection with an optional redemption permitted by the indenture, we will mail a notice (the “change of control offer”) to each holder, with a copy to the trustee, stating:

1.	that a change of control event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, up to but excluding the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “change of control payment”);

2.	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “change of control payment date”);

3.	that any note not properly tendered will remain outstanding and continue to accrue interest;

4.	that unless we default in the payment of the change of control payment, all notes accepted for payment pursuant to the change of control offer will cease to accrue interest on the change of control payment date;

5.	that holders electing to have any notes purchased pursuant to a change of control offer will be required to surrender such notes (in accordance with DTC procedures, if in global form), with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the Business Day preceding the change of control payment date;

6.	that holders will be entitled to withdraw their tendered notes and their election to require us to purchase such notes, provided that the paying agent receives, not later than the close of business on the Business Day preceding the change of control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the notes, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing its tendered notes and its election to have such notes purchased;

7.	that holders electing to have their notes purchased pursuant to a change of control offer must specify the principal amount that is being tendered for purchase. The principal amount of the portion of notes tendered must be equal to $2,000 or an integral multiple of $1,000 thereafter;

8.	that if we are redeeming less than all of the notes, the holders of the remaining notes will be issued new notes and such new notes will be equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to $2,000 or an integral multiple of $1,000 thereafter; and

9.	the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

On the change of control payment date, we will, to the extent lawful:

1.	accept for payment all notes or portions of notes (of at least $2,000 or an integral multiple of $1,000 thereafter) properly tendered pursuant to the change of control offer;

2.	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered and not properly withdrawn; and

3.	deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered and not properly withdrawn the change of control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter.

If the change of control payment date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, and additional interest, if any, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no further interest will be payable to holders who tender pursuant to the change of control offer.

The provisions described above will be applicable to any change of control event whether or not any other provisions of the indenture are applicable. Except as described above with respect to a change of control event, the indenture does not contain provisions that permit the holders to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a change of control offer upon a change of control event if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all notes validly tendered and not withdrawn under such change of control offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a change of control event. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, or compliance with the change of control event provisions of the indenture would constitute a violation of any such laws or regulations, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase notes pursuant to a change of control offer may be limited by a number of factors. The occurrence of certain of the events that constitute a change of control would constitute a default under our senior credit facility. In addition, certain events that may constitute a change of control under our senior credit facility and cause a default under that agreement will not constitute a change of control or a change of control event under the indenture. Our future indebtedness or that of our subsidiaries may also contain prohibitions of certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control or a change of control event. Moreover, the exercise by the holders of their right to require us to repurchase the notes following a change of control in connection with a change in control event could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of our senior credit facility and other and/or future indebtedness may prohibit our prepayment or repurchase of notes before their scheduled maturity. Consequently, if we are not able to prepay any such other indebtedness containing similar restrictions or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of notes exercise their repurchase rights following a change of control, resulting in a default under the indenture. A default under the indenture may result in a cross-default under our senior credit facility. The provisions described above may deter certain mergers, tender offers and other takeover attempts involving us. The change of control purchase feature is a result of negotiations between the initial purchasers of the original notes and us. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control or a change of control event under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Liens” and “Certain Covenants—Limitation on Sale and Leaseback Transactions.” Such restrictions in the indenture can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The definition of “change of control” includes a disposition of all or substantially all of the assets of Southwestern Energy Company (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of notes may require us to make an offer to repurchase the notes as described above.

The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a change of control event may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) prior to the occurrence of such change of control event.

Under the indenture:

•	“capital stock” means, as to any Person, any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities or other indebtedness convertible into such equity.

•	“change of control” means the occurrence of any of the following:

(a)	any “Person,” as such term is used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of Southwestern Energy Company; provided that a transaction in which Southwestern Energy Company becomes a subsidiary of another Person shall not constitute a change of control if, immediately following such transaction, (i) the Persons who were stockholders of Southwestern Energy Company immediately prior to such transaction continue to beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding voting stock of such other Person of whom Southwestern Energy Company has become a subsidiary and (ii) no Person other than such other Person of whom Southwestern Energy Company has become a subsidiary beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of Southwestern Energy Company;

(b)	the merger or consolidation of Southwestern Energy Company with or into another Person or the merger of another Person with or into Southwestern Energy Company, or the sale, lease or other disposition of all or substantially all the assets of Southwestern Energy Company (determined on a consolidated basis) to another Person, other than (i) (A) a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of Southwestern Energy Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving Person (or any parent thereof) in such merger or consolidation transaction immediately after such transaction or (B) a transaction that would be permitted under the proviso to clause (a) of this definition of “change of control” or (b) in the case of a sale, lease or other disposition of all or substantially all assets transaction, a transaction in which each transferee becomes an obligor in respect of the notes and a subsidiary of the transferor of such assets; or

(c)	the adoption of a plan relating to the liquidation or dissolution of Southwestern Energy Company.

•	“change of control event” means the occurrence of either of the following: (i) if the notes do not have an investment grade rating from both of the rating agencies on the first day of the trigger period, the notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the notes on the first day of the trigger period by both of the rating agencies on any date during the trigger period, or (ii) if the notes have an investment grade rating from both of the rating agencies on the first day of the trigger period, the notes cease to have an investment grade rating from both of the ratings agencies on any date during the trigger period; provided, however, that for so long as any of our existing senior notes are outstanding, if we are required to offer to purchase any such existing senior notes as a result of the occurrence of a change of control (as defined in such existing senior notes), then the occurrence of such change of control shall constitute a change of control event. For purposes of the foregoing, “existing senior notes” means our 7-1/2% senior notes due 2018, our 7.125% senior notes due 2017, our 7.35% senior notes due 2017, our 7.15% senior notes due 2018, and our 4.10% senior notes due 2022.

If a rating agency is not providing a rating for the notes at the commencement of the trigger period, a change of control event shall be deemed to have occurred with respect to such rating agency as a result of the related change of control. Notwithstanding the foregoing, no change of control event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually occurred.

•	“investment grade rating” means a rating equal to or greater than (i) BBB- by S&P or (ii) Baa3 by Moody’s or (iii) the equivalent thereof under any new ratings system if the ratings system of either such agency shall be modified after the date hereof, or (iv) the equivalent rating of any other Ratings Agency selected by Southwestern Energy Company as provided by the definition of Ratings Agency.

•	“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

•	“Ratings Agency” means any of (1) Moody’s, (2) S&P; or (3) if S&P or Moody’s ceases to rate the notes or ceases to make a rating on the notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Section 3(a)(62) of the Exchange Act) then making a rating on the notes publicly available selected by Southwestern Energy Company (as certified by an officer’s certificate), which shall be substituted for S&P or Moody’s, as the case may be.

•	“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

•	“trigger period” means the period commencing on the day of the first public announcement (the “announcement date”) by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as either of the rating agencies has publicly announced that it is considering a possible ratings downgrade related to such change of control).

•	“voting stock” of a Person means all classes of capital stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Interest Rate Adjustment

The interest rate payable on the notes of each series will be subject to adjustments from time to time if either Moody’s or S&P or, if either Moody’s or S&P ceases to rate the notes of such series or fails to make a rating of the notes of such series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” selected pursuant to the definition of Ratings Agency (a “substitute ratings agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes of such series, in the manner described below.

If the rating from Moody’s (or any substitute ratings agency therefor) of the notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of such series will increase such that it will equal the interest rate payable on the notes of such series on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating* Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any substitute ratings agency.

If the rating from S&P (or any substitute ratings agency therefor) of the notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of that series will increase such that it will equal the interest rate payable on the notes of such series on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below:

S&P Rating* Percentage

BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute ratings agency.

If at any time the interest rate on the notes of a series has been increased and either Moody’s or S&P (or, in either case, a substitute ratings agency therefor), as the case may be, subsequently upgrades its rating of the notes of such series to any of the threshold ratings set forth above, the interest rate on the notes of such series will be decreased such that the interest rate for the notes of such series equals the interest rate payable on the notes of such series on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If Moody’s (or any substitute ratings agency therefor) subsequently upgrades its rating of the notes of a series to Baa3 (or its equivalent, in the case of a substitute ratings agency) or higher, and S&P (or any substitute ratings agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a substitute ratings agency) or higher, the interest rate on the notes of such series will be decreased to the interest rate payable on the notes of such series on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the notes of such series will be decreased so that it does not reflect any increase attributable to the upgrading ratings agency). In addition, the interest rates on the notes of each series will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both ratings agencies) if the notes of such series become rated Baa2 and BBB (or the equivalent of either such rating, in the case of a substitute ratings agency) or higher by Moody’s and S&P (or, in either case, a substitute ratings agency therefor), respectively (or one of these ratings if the notes are only rated by one ratings agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute ratings agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes of a series be reduced to below the interest rate payable on the notes of such series on the date of their initial issuance or (2) the total increase in the interest rate on the notes of a series exceed 2.00% above the interest rate payable on the notes of such series on the date of their initial issuance.

No adjustments in the interest rate of the notes of a series shall be made solely as a result of a ratings agency ceasing to provide a rating of such series of notes. If at any time Moody’s or S&P ceases to provide a rating of the notes of a series, we will use our commercially reasonable efforts to obtain a rating of such series of notes from a substitute ratings agency, to the extent one exists, and if a substitute ratings agency exists, for purposes of determining any increase or decrease in the interest rate on the notes of a series pursuant to the tables above (a) such substitute ratings agency will be substituted for the last ratings agency to provide a rating of such series of notes but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute ratings agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute ratings agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the notes of such series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes of such series on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute ratings agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other ratings agency).

For so long as only one ratings agency provides a rating of the notes of a series, any subsequent increase or decrease in the interest rate of such series of notes necessitated by a reduction or increase in the rating by the ratings agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s or S&P (or, in either case, a substitute ratings agency therefor) provides a rating of the notes of a series, the interest rate on the notes of such series will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes of such series on the date of their initial issuance.

Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. If Moody’s or S&P (or, in either case, a substitute ratings agency therefor) changes its rating of the notes of a series more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the notes of such series described above relating to such ratings agency’s action. If the interest rate payable on the notes is increased as described above, the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

Certain Covenants

Except as described below, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness. The indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of the notes upon a change in control or other events that may adversely affect the creditworthiness of the notes, for example, a highly leveraged transaction.

Limitation on Liens. We will not, and will not permit any of our subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money secured by a lien on (a) productive property, (b) any principal transmission facility or (c) any shares of stock of any subsidiary (collectively, (a), (b) and (c), “principal property”), if the sum, without duplication, of:

•	the aggregate principal amount of all secured debt (other than secured debt referred to in clauses (i)-(viii) below); and

•	all attributable debt of us or our subsidiaries in respect of sale and leaseback transactions involving any principal property (other than sale and leaseback provisions permitted pursuant to the second paragraph of the covenant “—Limitation on Sale and Leaseback Transactions” below), exceeds 15% of our consolidated assets, unless we provide that the notes will be secured equally and ratably with (or, at our option, prior to) such secured debt.

The provisions described in the foregoing paragraph do not apply to liens incurred, assumed or guaranteed that do not arise from indebtedness for borrowed money and, without limiting the foregoing, also do not apply to liens on principal property:

(i)	(A) existing as of the date of the indenture or (B) relating to a contract or arrangement that was entered into by us or any of our subsidiaries prior to the date of the indenture;

(ii)	upon any principal property (including any related contract rights) existing at the time of acquisition thereof by us or any of our subsidiaries (whether such acquisition is direct or by acquisition of stock, assets or otherwise, provided any such lien is not incurred in contemplation of such acquisition);

(iii)	securing indebtedness under credit facilities of any subsidiary, provided that the aggregate principal amount of any indebtedness under such credit facilities shall not exceed $250.0 million at any time outstanding;

(iv)

upon or with respect to any property (including any related contract rights) acquired, constructed, refurbished or improved by us or any of our subsidiaries (including, but not limited to, liens to secure all or any part of the cost of construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the date of the indenture which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such property (or, in the case of liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when the contract was entered into) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

(v)	securing indebtedness owing by any of our subsidiaries to us or to other subsidiaries;

(vi)	arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness;

(vii)	for the sole purpose of extending, renewing or replacing (or successive extensions, renewals or replacements), in whole or in part, any lien referred to in the foregoing subsections (i), (ii), (iv) or (vi) above or this subsection (vii); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property subject to the lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such property);

(viii)	liens on property of our subsidiaries, provided that such liens secure only obligations owing to us or a wholly owned subsidiary; and

(ix)	any ordinary course lien arising, but only so long as continuing, in the ordinary course of our business or the business of our subsidiaries.

In all of the cases set forth above, notwithstanding any stated limitation on the assets that may be subject to such lien, a lien on a specified asset or group or type of assets may include liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

Under the indenture:

•	“attributable debt” means, in respect of a sale and leaseback transaction, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale and leaseback transaction results in a capital lease obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “capital lease obligation.”

•	“capital lease obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

•	“consolidated assets” means our total assets as they appear on our most recently prepared consolidated balance sheet as of the end of the fiscal quarter.

•

“credit facilities” means one or more debt facilities (including, without limitation, our senior credit facility), in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced or refinanced (in each case with credit facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

•	“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, consistently applied.

•	“ordinary course lien” means any:

(i)	lien incurred in the ordinary course of business to secure the obtaining of advances or the payment of the deferred purchase price of property;

(ii)	lien created by any interest or title of a lessor under any lease entered into by us or any subsidiary in the ordinary course of business and covering only the assets so leased;

(iii)	liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(iv)	lien that is a contractual right of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (b) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered in the ordinary course of business;

(v)	oil, gas or mineral leases arising in the ordinary course of business where the liens arise from the rights of lessors;

(vi)	customary initial deposits and margin deposits and similar liens attaching to commodity trading accounts or other brokerage accounts that are not for speculative purposes and arise in the ordinary course of business;

(vii)	liens on cash and cash equivalents in favor of, and letters of credit issued for the benefit of, counterparties to swap agreements securing obligations under such swap agreements;

(viii)	lien arising from the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “forward sale” or similar interest;

(ix)	liens which may be attached to undeveloped real estate not containing oil or gas reserves presently owned by us in the ordinary course of our real estate, sales development and rental activities;

(x)	liens in favor of the United States of America, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, refurbishing, developing or improving any property subject thereto, including without limitation, liens to secure indebtedness of pollution control or industrial revenue bond type; and

(xi)	lien arising from any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of us or any subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of us or any subsidiary.

•	“principal transmission facility” means any transportation or distribution facility, including pipelines, of us or any subsidiary located in the United States of America other than (i) any such facility which in the opinion of our Board of Directors is not of material importance to the business conducted by us and its subsidiaries, taken as a whole, or (ii) any such facility in which interests are held by us or by one or more subsidiaries or by us and one or more subsidiaries and by others and the aggregate interest held by the Borrower and all Subsidiaries does not exceed 50%.

•	“productive property” means any property interest owned by us or any subsidiary in land (including submerged land and rights in and to oil, gas and mineral leases) located in the United States of America classified by us or such subsidiary, as the case may be, as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities; provided that such term shall not include any exploration or production facilities on said land, including any drilling or producing platform.

•	“sale and leaseback transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to us or our subsidiary of any property, whether owned at the date of the indenture or thereafter acquired, which has been or is to be sold or transferred by us or such subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property, in each case provided that the completion of construction or the commencement of commercial operation of the property subject to such transaction shall have occurred more than 180 days prior thereto.

•	“secured debt” means any indebtedness for borrowed money incurred, assumed or guaranteed by us or one of our subsidiaries that is secured by a lien.

•	“swap agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of us or any of our subsidiaries shall be a “swap agreement.”

Limitation on Sale and Leaseback Transactions. Neither we nor any of our subsidiaries may enter into, assume, guarantee or otherwise become liable with respect to any sale and leaseback transaction involving any principal property, unless after giving effect thereto the sum, without duplication, of:

•	the aggregate principal amount of all secured debt (other than secured debt permitted by clauses (i)-(viii) in the second paragraph of the covenant “—Limitation on Liens” above); and

•	all attributable debt in respect of such sale and leaseback transactions (other than those referred to in the following paragraph)

does not exceed 15% of our consolidated assets.

This restriction shall not apply to any sale and leaseback transaction if, within 180 days from the effective date of such sale and leaseback transaction, we apply or our subsidiary applies an amount not less than the greater of:

•	the net proceeds of the sale of the property leased pursuant to such arrangement; or

•	the fair value of the property;

to retire its funded debt, including, for this purpose, any currently maturing portion of such funded debt, or to purchase other property having a fair value at least equal to the fair value of the property leased in such sale and leaseback transaction. This restriction also does not apply to any sale and leaseback transaction (A) between us and any of our subsidiaries or between any of our subsidiaries or (B) for which, at the time the transaction is entered into, the term of the related lease to us or our subsidiary of the property sold pursuant to such transaction is three years or less.

“Funded debt” means all indebtedness for borrowed money owed or guaranteed by us or any of our subsidiaries and any other indebtedness which, under GAAP, would appear as indebtedness on our most recent consolidated balance sheet, which matures by its terms more than 12 months from the date of such consolidated balance sheet or which matures by its terms in less than 12 months but by its terms is renewable or extendible beyond 12 months from the date of such consolidated balance sheet at the option of the borrower.

Consolidation, Merger and Sale of Assets. The indenture provides that we may not consolidate with or merge into any other Person or sell, lease or transfer all or substantially all of our assets (determined on a consolidated basis) unless:

•	(i) in the case of a merger or consolidation, either we shall be the continuing or surviving Person or the Person formed by such consolidation or into which we are merged or the Person which acquires our assets is organized in the United States of America (including any state or the District of Columbia) and expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on the notes and the performance of every covenant of the indenture on our part;

•	(ii) immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•	(iii) we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger or transfer and a supplemental indenture, if applicable, comply with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon such consolidation, merger or sale, the successor entity formed by such consolidation or into which we are merged or to which such sale is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the notes.

Events of Default, Notice and Waiver

The indenture provides that if an event of default shall have occurred and be continuing with respect to the notes, then either the trustee or the holders of not less than 25% in outstanding principal amount of the notes may declare to be due and payable immediately the outstanding principal amount of the notes, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the notes, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indenture, an event of default with respect to the notes is any one of the following events:

1.	default for 30 days in payment of any interest payable with respect to the notes when due;

2.	default in payment of principal, or premium, if any, at maturity or on redemption or otherwise of the notes when and as due;

3.	default for 90 days after notice to us by the trustee, or by the holders of 25% in aggregate principal amount of the notes then outstanding, in the performance of any other agreement in the indenture;

4.	principal of or interest on indebtedness for borrowed money of us or any significant subsidiary (within the meaning of Regulation S-X under the Securities Act) is not paid within any applicable grace period after payment is due, or the principal thereof is accelerated by the holders thereof because of a default, and the total principal amount of such indebtedness in either case exceeds $100.0 million and such acceleration is not rescinded or annulled within 30 days; provided that such event of default will be cured or waived if (i) the default that resulted in the acceleration of such other indebtedness is cured or waived and (ii) the acceleration is rescinded or annulled;

5.	certain events of bankruptcy, insolvency and reorganization of us or our significant subsidiaries; and

6.	except as otherwise provided in the indenture, any subsidiary guarantee ceases to be in full force and effect.

The indenture provides that the trustee will, within 90 days after obtaining knowledge of a default with respect to the notes, give to the holders of notes notice of such default known to it, unless cured or waived; provided that except in the case of default in the payment of principal, or interest or premium, if any, on any notes the trustee will be protected in withholding such notice if and so long as the trustee in good faith determines that the withholding of such notice is in the interests of the holders of the notes. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in outstanding principal amount of the notes may, subject to certain exceptions, on behalf of the holders of notes direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the notes may on behalf of the holders of the notes rescind a declaration of acceleration or waive any past default or event of default with respect to the notes except a default not theretofore cured in payment of the principal of, or interest or premium, if any, on any note or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each such note.

No holder of a note will have any right to institute any proceeding with respect to the indenture or the notes or for any remedy thereunder unless:

•	such holder shall have previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have also made such a written request;

•	such holder or holders have provided indemnity satisfactory to the trustee to institute such proceeding as trustee;

•	the trustee has not received from the holders of a majority in outstanding principal amount of the notes a direction inconsistent with such request; and

•	the trustee has failed to institute such proceeding within 90 calendar days of such notice.

However, such limitations do not apply to a suit instituted by a holder of notes for enforcement of payment of the principal of, or premium or interest, if any, on such notes on or after the respective due dates expressed in such notes after any applicable grace periods have expired.

Notwithstanding the foregoing, the sole remedy for an event of default resulting from:

•	any breach of any obligation to file or furnish any documents or reports required to be filed or furnished, as the case may be, with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; or

•	any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, or the reporting obligations under the indenture;

will be additional interest, and holders will not have any right under the indenture to accelerate the maturity of the notes as a result of any such breach except as described below. If an event of default relating to any such obligation continues for 90 days after notice thereof is given in accordance with the indenture, we will pay additional interest at an annual rate equal to:

•	0.25% per annum of the outstanding principal amount of the notes from the 90th day following such notice to but not including the 180th day following such notice (or such shorter period until such event of default has been cured or waived); and

•	0.50% per annum of the outstanding principal amount of the notes from the 180th day following such notice to but not including the 365th day following such notice (or such shorter period until such event of default has been cured or waived).

On such 365th day (or earlier, if such event of default is cured or waived prior to such 365th day), additional interest will cease to accrue, and the notes will be subject to acceleration as provided above if the event of default is continuing.

Modification and Waiver

The trustee and we may amend or supplement the indenture or the notes without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption of our obligations to the holders in the case of a merger or consolidation of us as permitted by the indenture;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	to add guarantees with respect to the notes or to secure the notes;

•	to add to the covenants of Southwestern Energy Company for the benefit of holders of the notes or to surrender any right or power conferred on us in the indenture;

•	to add any additional events of default with respect to the notes;

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any change that would provide any additional rights or benefits to the holders of notes and that does not adversely affect any such holder in any material respect;

•	evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee; or

•	to correct or supplement any provision of the indenture that may be inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as such actions shall not adversely affect the interests of any holder.

In addition, except as described below, modifications and amendments of the indenture or the notes may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the notes affected by such modification or amendment. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

•	reduce the principal amount of or change or have the effect of changing the stated maturity of the principal of, or any installment of principal of, any notes, or change the date on which any notes may be subject to redemption, or reduce any premium payable upon the redemption thereof or the redemption price therefor;

•	change the currency in which the notes are payable from that stated in the notes;

•	make any change to the provisions of the indenture entitling each holder to receive payment of principal of, premium and interest on the notes on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of outstanding notes to waive defaults or events of default; or

•	change any obligation of us to maintain an office or agency in the place and for the purposes specified in the indenture.

Defeasance

The indenture provides that we will be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on such notes), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the notes on the stated maturity date of such principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of (x) an opinion of counsel who is reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the beneficial owners of the notes and (y) an officer’s certificate meeting the requirements set forth in the indenture. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of the notes, other than our covenant to pay the amounts due and owing with respect to the notes. Thereafter, any such omission shall not be an event of default with respect to the notes, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of the notes on the stated maturity date of such principal or installment of principal, or interest or premium, if any. Our obligations under the indenture and the notes other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the beneficial owners of the notes.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the notes are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. We shall in any event remain liable for such payments as provided in the notes.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indenture with respect to the notes (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•	either (a) all notes previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on the notes;

•	we have paid or caused to be paid all other sums payable under the indenture; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture have been satisfied.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture. We maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on the notes when and as the same becomes due and payable; however the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any notes are in default, it must eliminate such conflict or resign.

FORM, BOOK-ENTRY PROCEDURES AND TRANSFER

General

The notes will be issued initially only in the form of one or more global notes (collectively, the “global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the global notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a Person that takes delivery through a global note in accordance with the certification requirements described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

1.	upon deposit of the global notes, DTC will credit the accounts of the participants designated by the underwriters with portions of the principal amount of the global notes; and

2.	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are participants may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium, if any, on, and interest, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee will have any responsibility or liability for:

1.	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

2.	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of us, DTC or the trustee. Neither we nor the trustee will be liable for any delay by DTC or any of the participants or the indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

Notes in physical, certificated form will be issued and delivered to, and registered in the name of, each Person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default under the indenture followed by a request from holders of the notes as provided in the indenture.

The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws, are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a beneficial owner of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to beneficial owners who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a beneficial owner’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to beneficial owners subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Certain Contingent Payments

Under certain circumstances, we may be required to make additional payments on a note, for example, as described under “Description of the Notes—Interest Rate Adjustment”; and “Description of the Notes—Change of Control Event.” The applicable Treasury Regulations provide that the possibility that certain contingent payments will be made will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, it is significantly more likely than not that the contingent payments will not be made. Although the matter is not free from doubt, we intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments. Our position is not binding on the IRS. If the IRS takes a contrary position, a beneficial owner of the notes may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes (which yield would be higher than the stated interest on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale or other taxable disposition of the notes could be treated as ordinary income rather than as capital gain. Beneficial owners of the notes should consult their tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such U.S. Holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder:

•	fails to furnish the U.S. Holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the U.S. Holder previously failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that the U.S. Holder has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. Holder that the U.S. Holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such Non-U.S. Holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Payments of Interest”) unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of interest on a note, and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of 2018 Notes	Principal Amount of 2020 Notes	Principal Amount of 2025 Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$140,000,000	$340,000,000	$400,000,000
RBS Securities Inc.	108,500,000	263,500,000	310,000,000
Citigroup Global Markets Inc.	6,125,000	14,875,000	17,500,000
J.P. Morgan Securities LLC	6,125,000	14,875,000	17,500,000
Wells Fargo Securities, LLC	6,125,000	14,875,000	17,500,000
BBVA Securities Inc.	20,825,000	7,225,000	12,500,000
Credit Agricole Securities (USA) Inc.	20,825,000	7,225,000	12,500,000
Mitsubishi UFJ Securities (USA), Inc.	1,925,000	63,750,000	7,500,000
Mizuho Securities USA Inc.	1,925,000	4,675,000	47,500,000
RBC Capital Markets, LLC	1,925,000	31,450,000	9,500,000
SMBC Nikko Securities America, Inc.	1,925,000	4,675,000	47,500,000
BMO Capital Markets Corp.	1,925,000	5,100,000	7,500,000
BNP Paribas Securities Corp.	1,925,000	5,100,000	7,500,000
CIBC World Markets Corp.	2,100,000	5,100,000	6,000,000
SG Americas Securities, LLC	2,100,000	5,100,000	6,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	1,925,000	4,675,000	5,500,000
Comerica Securities, Inc.	1,925,000	4,675,000	5,500,000
DNB Markets, Inc.	12,250,000	29,750,000	35,000,000
Fifth Third Securities, Inc.	1,925,000	4,675,000	5,500,000
HSBC Securities (USA) Inc.	1,925,000	4,675,000	5,500,000
KeyBanc Capital Markets Inc.	1,925,000	4,675,000	5,500,000
PNC Capital Markets LLC	1,925,000	4,675,000	5,500,000
U.S. Bancorp Investments, Inc.	1,925,000	4,675,000	5,500,000

Total	$350,000,000	$850,000,000	$1,000,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to certain dealers at prices that represent a concession not in excess of 0.25% of the principal amount of the 2018 notes, 0.35% of the principal amount of the 2020 notes and 0.40% of the principal amount of the 2025 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.20% of the principal amount of the 2018 notes, 0.25% of the principal amount of the 2020 notes and 0.25% of the principal amount of the 2025 notes to certain other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discounts, are estimated at $4.6 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflict of Interest

As described in “Use of Proceeds,” we intend to use the net proceeds from this offering to repay amounts outstanding under the Bridge Facility in full and, if funds are sufficient, to repay a portion of outstanding borrowings under our revolving credit facility. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes offered are investment grade rated, as that term is defined in the rule.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as the administrative agent and a lender, affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC act as co-syndication agents and lenders, affiliates of RBS Securities Inc., BBVA Securities Inc., Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., CIBC World Markets Corp., SG Americas Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, Comerica Securities, Inc., DNB Markets, Inc., Fifth Third Securities, Inc., HSBC Securities (USA) Inc., KeyBanc Capital Markets Inc., PNC Capital Markets LLC and U.S. Bancorp Investments, Inc. act as lenders and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as sole lead arranger and sole bookrunner under the Bridge Facility. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as the administrative agent and a lender, affiliates of RBS Securities Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BBVA Securities Inc., Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., CIBC World Markets Corp., SG Americas Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, Comerica Securities, Inc., DNB Markets, Inc., Fifth Third Securities, Inc., HSBC Securities (USA) Inc., KeyBanc Capital Markets Inc., PNC Capital Markets LLC and U.S. Bancorp Investments, Inc. act as lenders and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as sole lead arranger and sole bookrunner under the Term Loan Facility. An affiliate of J.P. Morgan Securities LLC acts as the administrative agent and a lender, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC act as co-syndication agents and lenders, affiliates of RBS Securities, Inc. and Citigroup Global Markets Inc. act as co-documentation agents and lenders, affiliates of BBVA Securities Inc., Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., CIBC World Markets Corp., SG Americas Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, Comerica Securities, Inc., DNB Markets, Inc., Fifth Third Securities, Inc., HSBC Securities (USA) Inc., KeyBanc Capital Markets Inc., PNC Capital Markets LLC and U.S. Bancorp Investments, Inc. act as lenders and Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC acted as joint lead arrangers and joint lead bookrunners under our revolving credit facility. In addition, some of the underwriters acted as underwriters of the Securities Offerings, for which they have received customary fees and commissions. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as our financial advisor in connection with the financing of the Chesapeake Acquisition.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the issuance of the notes covered by this prospectus supplement will be passed upon for Southwestern Energy Company by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 and the audited statements of revenues and direct operating expenses of the Acquired West Virginia and Southwest Pennsylvania Properties included as Exhibit 99.1 to our Current Report on Form 8-K/A filed on January 7, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with our oil and gas prospects is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been included in this prospectus supplement, and incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

Certain information with respect to the oil and gas reserves associated with the assets acquired in the Chesapeake Acquisition is derived from the reports of that Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been included in this prospectus supplement, and incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

GLOSSARY OF OIL AND GAS TERMS

We are in the business of exploring for and producing oil and natural gas. Oil and natural gas exploration is a specialized industry. Many of the terms used to describe our business are unique to the oil and natural gas industry. The following is a description of the meanings of some of the oil and natural gas industry terms used in this document.

Analogous reservoir. Analogous reservoirs, as used in resource assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, analogous reservoir refers to a reservoir that shares all of the following characteristics with the reservoir of interest: (i) the same geological formation (but not necessarily in pressure communication with the reservoir of interest; (ii) the same environment of deposition; (iii) similar geologic structure; and (iv) the same drive mechanism.

Boe. One barrel of oil equivalent determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

Bcf. One billion cubic feet of natural gas.

Bcfe. One billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one barrel of oil, condensate or NGLs.

Completion. The installation of permanent equipment for the production of oil, NGLs or natural gas.

Developed oil, NGL and natural gas reserves. Developed oil, NGL and natural gas reserves are reserves of any category that can be expected to be recovered: (i) through existing wells with existing equipment and operating methods or in which the cost of the related equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

Economically producible. The term economically producible, as it relates to a resource, means a resource that generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and natural gas producing activities.

Estimated ultimate recovery. Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

Exploitation. Optimizing oil, NGL and natural gas production from producing properties or establishing additional reserves in producing areas through additional drilling or the application of new technology.

Gas. Natural gas.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

Injection well or injection. A well which is used to place liquids or natural gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field.

Mcf. Thousand cubic feet of natural gas.

MBbls. One thousand barrels of crude oil.

MBoe. One thousand barrels of crude oil equivalent, determined using the ratio of six Mcf of natural gas to one barrel of oil, condensate or NGLs.

MMBoe. One million barrels of crude oil equivalent, determined using the ratio of six Mcf of natural gas to one barrel of oil, condensate or NGLs.

MMcf. One million cubic feet of natural gas.

MMcfe. One million cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one barrel of oil, condensate or NGLs.

Net acres or net wells. The sum of the fractional working interests owned in gross acres or wells, as the case may be.

Permeability. The ability, or measurement of a rock’s ability, to transmit fluids, typically measured in darcies or millidarcies. Formations that transmit fluids readily are described as permeable and tend to have many large, well-connected pores.

PV-10 or present value of estimated future net revenues. An estimate of the present value of the estimated future net revenues from proved oil, NGL and natural gas reserves at a date indicated after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of federal income taxes. The estimated future net revenues are discounted at an annual rate of 10%, in accordance with the Securities and Exchange Commission’s practice, to determine their “present value.” The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the date indicated and held constant for the life of the reserves.

Productive well. A well that is producing or is capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities.

Proved oil, NGL and natural gas reserves or Proved reserves. Proved oil, NGL and natural gas reserves are those quantities of oil, NGL and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulation prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for estimation. The project to extract the hydrocarbons must have commenced, or the operator must be reasonably certain that it will commence the project, within a reasonable time.

The area of the reservoir considered as proved includes all of the following: (i) the area identified by drilling and limited by fluid contacts, if any; and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil, NGL and natural gas on the basis of available geoscience and engineering data.

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geoscience, engineering or performance data and reliable technology establish a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering or performance data and reliable technology establish the higher contact with reasonable certainty.

Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the twelve-month first day of the month historical average price during the twelve-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Proved undeveloped reserves. Proved undeveloped oil, NGL and natural gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves will not be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical and geochemical), engineering and economic data are made to estimated ultimate recovery with time, reasonably certain estimated ultimate recovery is much more likely to increase or remain constant than to decrease.

Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that have been field tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Reserves. Reserves are estimated remaining quantities of oil, NGLs and natural gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil, NGLs and natural gas or related substances to market and all permits and financing required to implement the project.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Resources. Resources are quantities of oil, NGLs and natural gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable and another portion may be considered unrecoverable. Resources include both discovered and undiscovered accumulations.

Unconventional resource. A term used in the oil and natural gas industry to refer to a play in which the targeted reservoirs generally fall into one of four categories: (1) tight sands, (2) coal beds, (3) gas shales, or

(4) oil shales. These reservoirs tend to cover large areas and lack the readily apparent traps, seals and discrete hydrocarbon-water boundaries that typically define conventional reservoirs. These reservoirs generally require fracture stimulation treatments or other special recovery processes in order to produce economic flow rates.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas regardless of whether or not such acreage contains proved reserves.

Undeveloped oil, NGL and natural gas reserves or Undeveloped reserves. Undeveloped oil, NGL and natural gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

DEPOSITARY SHARES

We may sell from time to time in one or more offerings:

•	shares of our common stock,

•	shares of our preferred stock,

•	depositary shares, or

•	one or more series of unsecured debt securities, which may be senior notes or debentures or other unsecured evidences of indebtedness.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the New York Stock Exchange under the symbol “SWN.” On January 9, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $24.68 per share.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2015

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If information in this prospectus is inconsistent with the accompanying prospectus supplement, you should rely on the prospectus supplement. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus or the documents incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Southwestern Energy Company filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and any pricing supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement and pricing supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or pricing supplement, you should rely on the information in that prospectus supplement or pricing supplement. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement and any applicable pricing supplement.

To understand the terms of our securities, you should carefully read this document with the related prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below for information on our company and our financial statements before investing in our securities.

i

In this prospectus, unless otherwise indicated or as the context otherwise requires, the terms “Southwestern Energy,” “SWN,” “we,” “us” and “our” refer to Southwestern Energy Company and its consolidated subsidiaries. Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at http://www.swn.com. You may also inspect reports, proxy statements and other information about Southwestern Energy at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the SEC. You may refer to the registration statement and the exhibits for more information about the securities and us. The registration statement and the exhibits are available at the SEC’s public reference room or through the Internet.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the portions of those documents furnished under Item 2.02 or Item 7.01 and related exhibits thereto):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, including those portions of our Proxy Statement on Schedule 14A that was filed on April 7, 2014 and incorporated into our Form 10-K;

•	our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively;

•	our Current Reports on Form 8-K filed on March 7, 2014, May 5, 2014, May 21, 2014, October 17, 2014, October 21, 2014, December 5, 2014, December 11, 2014 and December 23, 2014 and our Current Report on Form 8-K/A filed on January 7, 2015; and

•	the description of the common stock contained in the Registration Statement on Form 8-A dated October 23, 1981, as amended by Amendment No. 1 filed with the Current Report on Form 8-K dated July 8, 1993 and Amendment No. 2 filed with our Current Report on Form 8-K/A dated August 3, 2006.

Any future filings that we make with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, for so long as the registration statement of which this prospectus is a part remains effective, shall be deemed to be incorporated by reference into this prospectus from the date such documents are filed (other than information in the documents or filings that is deemed not to be filed).

You may request a copy of these filings and any other documents incorporated by reference into this prospectus (excluding any exhibits to those filings unless the exhibit is specifically incorporated by reference into this filing) and a copy of the indenture and other agreements referred to in this prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

Southwestern Energy Company

10000 Energy Drive,

Spring, Texas 77389

Attention: Investor Relations

Telephone: (832) 796-4700

The above filings are also available to the public on our website at http://www.swn.com. (We have included our website address as an inactive textual reference and do not intend it to be an active link to our website. Information on our website is not part of this prospectus.)

ABOUT SOUTHWESTERN ENERGY COMPANY

Our Company

We are an independent energy company engaged in natural gas and oil exploration, development and production (E&P). We are also focused on creating and capturing additional value through our natural gas gathering and marketing businesses, which we refer to as Midstream Services. We conduct substantially all of our business through subsidiaries.

Corporate Information

Southwestern Energy is a Delaware corporation. Our principal executive offices are located at 10000 Energy Drive, Spring, Texas 77389, and our main telephone number at that location is (832) 796-4700. Our website is located at http://www.swn.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website (other than to the extent specified elsewhere herein), and you should not consider it to be a part of this prospectus.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. These risks will be set forth in the prospectus supplement relating to each such security. Certain risk factors relating to our business are set forth in the documents incorporated by reference into this prospectus. Those risk factors may be supplemented and amended by any risk factors set forth in a prospectus supplement. You should consider carefully those risk factors and the other information set forth elsewhere in this prospectus any applicable prospectus supplement or pricing supplement and the documents incorporated by reference herein when making any decision to invest in our securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements appear in a number of places in the documents we incorporate by reference. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for our future operations, are forward-looking statements. Although we believe the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance. We have no obligation and make no undertaking to publicly update or revise any forward-looking statements, except as may be required by law.

Forward-looking statements include the items identified in the preceding paragraph, information concerning possible or assumed future results of operations and other statements contained or incorporated by reference in this prospectus identified by words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” and other similar expressions.

You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect our operations, markets, products, services and prices and cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause our actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

•	the impact of title and environmental defects and other matters on the value of the properties we are acquiring in the any significant acquisitions;

•	difficulties in integrating our operations as a result of any significant acquisitions;

•	our ability to maintain leasehold positions that require exploration and development activities and material capital expenditures;

•	the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials);

•	our ability to fund our planned capital investments;

•	our ability to transport and sell our production to the most favorable markets or at all;

•	the timing and extent of our success in discovering, developing, producing and estimating reserves;

•	the economic viability of, and our success in drilling, our large existing acreage positions in the Fayetteville Shale and the Marcellus Shale plays overall and the acreage positions to be acquired in any significant acquisition, as well as relative to other productive shale gas plays;

•	the impact of government regulation, including the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation relating to hydraulic fracturing, climate and over-the-counter derivatives;

•	the costs and availability of oilfield personnel, services and drilling supplies, raw materials, and equipment, including pressure pumping equipment and crews;

•	our ability to determine the most effective and economic fracture stimulation in drilling and completing wells;

•	our future property acquisition or divestiture activities;

•	the impact of the adverse outcome of any material litigation against us;

•	the effects of weather;

•	increased competition and regulation;

•	the financial impact of accounting regulations and critical accounting policies;

•	the comparative cost of alternative fuels;

•	the different risks and uncertainties associated with Canadian exploration and production;

•	conditions in capital markets, changes in interest rates and the ability of our lenders to provide us with funds as agreed;

•	credit risk relating to the risk of loss as a result of non-performance by our counterparties; and

•	any other factors listed in the reports we have filed and may file with the SEC that are incorporated by reference herein.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, third-party interruption of sales to market, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved natural gas and oil reserves and in projecting future rates of production and timing of development expenditures and the other risks described under the heading “Risk Factors” or elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequently thereto.

Should one or more of the risks or uncertainties described above or elsewhere in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or an Current Reports on Form 8-K occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages.

In addition, this prospectus contains or incorporates by reference estimates regarding market data, which are based on our internal estimates, independent industry publications, reports by market research firms and/or other published independent sources. In each case, we believe those estimates are reasonable. However, market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market data. As a result, you should be aware that market data set forth herein or incorporated herein by reference, and estimates and beliefs based on such data, may not be reliable. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

RESERVE ESTIMATES

This prospectus and certain documents incorporated herein by reference contain estimates of our proved natural gas and oil reserves and the estimated future net revenues from such reserves. Those estimates are based upon various assumptions, including assumptions required by the SEC, relating to natural gas and oil prices, drilling and operating expenses, capital investments, taxes and availability of funds. The process of estimating natural gas and oil reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, those estimates are inherently imprecise.

Actual future production, natural gas and oil prices, revenues, taxes, development investments, operating expenses and quantities of recoverable natural gas and oil reserves will most likely vary from those estimated. Such variances may be material. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this prospectus. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and oil prices and other factors, many of which are beyond our control.

Historically, a significant portion of our reserves have been proved undeveloped reserves and proved developed non-producing reserves. Proved undeveloped reserves and proved developed non-producing reserves, by their nature, are less certain than proved developed producing reserves. Estimates of reserves in the non-producing categories are nearly always based on volumetric calculations rather than the performance data used to estimate producing reserves. Recovery of proved undeveloped reserves requires significant capital investments and successful drilling operations. Recovery of proved developed non-producing reserves requires capital investments to recomplete into the zones behind pipe and is subject to the risk of a successful recompletion. Production revenues from proved undeveloped and proved developed non-producing reserves will not be realized, if at all, until sometime in the future.

The reserve data assumes that we will make significant capital investments to develop our reserves. Although we have prepared estimates of our natural gas and oil reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

You should not assume that the present value of future net cash flows referred to in this prospectus or the documents incorporated by reference herein is the current fair value of our estimated natural gas and oil reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on average prices over the preceding twelve months and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by gas purchasers or in governmental regulations or taxation could also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of natural gas and oil properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor for our company.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the quarter ended September 30, 2014 and each of the five years in the period ended December 31, 2013 is set forth below.

	Quarter ended September 30,	Year ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges(1)	11.06x	9.47x	—	11.28x	12.33x	—

(1)	During the year-ended December 31, 2012 and 2009, the Company recorded a non-cash full cost ceiling impairment of $1,939.7 and $907.8 million, respectively. Excluding the impairment, the ratio of earnings to fixed charges would be 6.89 and 11.42 for the year-ended December 31, 2012 and 2009, respectively.

For the purpose of this calculation, “earnings” consists of (loss) income from continuing operations before income taxes, income on equity method investments, fixed charges (excluding interest capitalized and amortization of interest capitalized). “Fixed charges” consists of interest expensed and capitalized, amortization of debt discount and related issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon.

Due to the non-cash full cost-ceiling impairments, our earnings were insufficient to cover our fixed charges for the years ended December 31, 2009 and December 31, 2012 by approximately and $84.6 million and $1,197 million, respectively.

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

DESCRIPTION OF CAPITAL STOCK

Common Stock

As of the date of this prospectus, we are authorized to issue up to 1,250,000,000 shares of common stock, par value $0.01 per share. As of January 5, 2015, we had approximately 354,489,342 shares of common stock issued (including approximately 11,054 shares held in treasury) and had reserved approximately 27,005,642 shares of common stock for issuance under various employee or director incentive compensation and option plans.

We may issue additional shares of our common stock at times and under circumstances so as to have a dilutive effect on our earnings per share, our net tangible book value per share and on the equity ownership of the holders of our common stock. If we issue shares of our common stock, the prospectus supplement relating to an offering will set forth the information regarding any dilutive effect of that offering.

The following description is a summary of the material provisions of our common stock but does not purport to be complete and is subject to, and qualified in its entirety by reference to, our certificate of incorporation and our bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should refer to our certificate of incorporation and bylaws for additional information.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SWN.” Any additional common stock that we issue will also be listed on the New York Stock Exchange, unless otherwise indicated in a prospectus supplement.

Dividends

We do not currently pay cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operation, capital requirements and other factors that our board of directors deems to be relevant.

Fully Paid

All of our outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock will also be fully paid and non-assessable.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors.

Other Provisions

We will notify holders of our common stock of any stockholders’ meetings in accordance with applicable law. If we liquidate, dissolve or wind-up, whether voluntarily or not, our common stockholders will share equally in the assets remaining after we pay our creditors. Our board of directors may make rules and regulations concerning the transfer of shares of our common stock from time to time, in accordance with our bylaws. Holders of our common stock will have no conversion, sinking fund or redemption rights.

Transfer Agent

The transfer agent and registrar of our common stock is Computershare Trust Company N.A.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. Our board of directors may designate the number of shares constituting any series and the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, but no shares of any series of preferred stock may be issued without the approval of shareholders if (i) the voting rights of the shares of such series would be materially disproportionate to the voting rights of the shares of common stock or (ii) the shares of such series would be convertible into a materially disproportionate number of shares of common stock, in each case taking into account the issue price of the shares of such series and the fair market value of the shares of common stock at the time of such issuance. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that holders of common stock will receive dividend payments and payments upon liquidation.

Series A

Our board of directors designated 1,000,000 shares of our preferred stock as Series A Junior Participating Preferred Stock, or Series A Preferred Stock, and reserved such shares for issuance under a stockholders’ rights plan that we subsequently terminated. The rights and preferences of the Series A Preferred Stock include, among other things, the following:

Dividends

Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, quarterly dividends payable in cash on the 1st day of March, June, September and December in each year (each such date a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.10 or (ii) subject to adjustment, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of the common stock or a subdivision of the outstanding shares of the common stock (by reclassification or otherwise), declared on our common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Preferred Stock.

Liquidation Preference

With respect to the distribution of our assets upon liquidation, dissolution or winding-up, the holders of the Series A Preferred Stock are entitled to receive an amount equal to $1.00 per share prior to any distribution to holders of our common stock or other ranking junior stock. Holders of our common stock are then entitled to ratable and proportionate catch-up payments. Thereafter, holders of the Series A Preferred Stock and holders of our common stock will receive their ratable and proportionate share of the remaining assets to be distributed, on a per share basis.

Voting Rights

Each share of the Series A Preferred Stock entitles the holder thereof to 1,000 votes, subject to adjustment, on all matters submitted to a vote of our stockholders. Except as otherwise set forth in our certificate of designation relating to the Series A Preferred Stock or as provided by law, the holders of shares of the Series A Preferred Stock and the holders of shares of our common stock vote together as one class on all matters submitted to a vote of stockholders.

Other Provisions

A detailed description of the Series A Preferred Stock may be found in the certificate of designation attached as Exhibit 3.1 to Amendment No. 3 to our registration statement on Form 8-A dated April 9, 2009, which you may obtain as described under “Where You Can Find More Information.”

Undesignated Preferred Stock

This summary of the undesignated preferred stock discusses terms and conditions that may apply to preferred stock offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of any preferred stock being offered by this prospectus. It does not restate the terms and provisions in their entirety. We urge you to read our charter and the applicable certificate of designation (each, as filed with the SEC) because they, and not this description, define the rights of any holders of preferred stock. We have filed our charter as an exhibit to the registration statement which includes this prospectus. We will incorporate by reference as an exhibit to the registration statement the form of any certificate of designation before the issuance of any series of preferred stock.

The prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus may include some or all of the following terms:

•	the designation of the series of preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends will be cumulative;

•	the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of preferred stock;

•	any terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

•	any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

•	whether the shares of preferred stock will be convertible or exchangeable into shares of our common stock or any other security, and, if convertible or exchangeable, the conversion or exchange price or prices, and any adjustment or other terms and conditions upon which the conversion or exchange shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;

•	any listing of the preferred stock on any securities exchange; and

•	the U.S. federal income tax considerations applicable to the preferred stock.

Subject to our charter and to any limitations imposed by any then-outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as the board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

The following provisions of our certificate of incorporation and bylaws and the following provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of us.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include provisions:

•	authorizing blank check preferred stock, which we could issue with voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	requiring advance notice of proposals by our stockholders for business to be conducted at stockholder meetings and for nominations of candidates for election to our board of directors; and

•	controlling the procedures for the conduct of our board and stockholder meetings and the election, appointment and removal of our directors.

The Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to an interested stockholder. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder prior to the date the person attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by this provision. This election would be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or before the adoption of the amendment.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities in one or more series under an indenture between us and U.S. Bank National Association, as trustee, as such indenture may be supplemented in connection with any particular issuance.

References to “holders” mean those who have debt securities registered in their names on the books that we or the trustee maintain for that purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company, or DTC, or in debt securities registered in street name. Owners of beneficial interests in debt securities should refer to “Book-Entry Issuance” below.

We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. For further information, you should read the indenture, as it may be supplemented in connection with any particular issuance. The indenture is an exhibit to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indenture.

We will describe the particular terms and conditions of any series of debt securities offered in a prospectus supplement. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

General

The debt securities that we may offer under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series (except for the issue date, the offering price and certain other terms that may be specified in any prospectus supplement relating to such issuance), and will be consolidated with, and form a single series with, such outstanding debt securities.

The debt securities issued by us will be unsecured obligations and will rank equally with all of our other unsecured senior indebtedness.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	the purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•	the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest;

•	the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

•	the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•	our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•	if the payments of principal of, or interest or premium, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•	if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•	if, other than the principal amount thereof, any portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or our covenants with respect to securities of the series;

•	under what circumstances, if any, we will pay additional amounts on the securities of the series to persons who are not U.S. persons in respect of taxes or similar charges withheld or deducted and, if so, whether we will have the option to redeem the securities rather than pay those additional amounts (and the term of any such option);

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance;

•	if other than the trustee, the identity of the registrar and any paying agent;

•	if the securities of the series shall be issued in whole or in part in global form, (i) the depositary for such global securities, (ii) the form of any legend which shall be borne by such global security, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange such interests for certificated securities of such series and of like tenor of any authorized form and denomination, and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Change of Control Event

Unless specified to the contrary in the prospectus supplement with respect to any series of debt securities, if a change of control event occurs, each holder will have the right, pursuant to the terms set forth in the indenture, to require us to repurchase all or any part (in an amount equal to at least the minimum denomination of such series of Securities as specified in the terms thereof or an integral multiple as specified in excess thereof) of such holder’s debt securities at a purchase price in cash equal to 101% of the principal amount of such debt securities plus accrued and unpaid interest, if any, and premium or liquidated damages, if any, up to but excluding the date of purchase (subject to the right of holders of record on any relevant record date to receive interest due on the related relevant interest payment date).

Within 30 days following a change of control event, if we have not (prior to the change of control event) sent a redemption notice for all such securities in connection with any optional redemption that may be permitted pursuant to the terms of each outstanding series of debt securities, we will mail a notice (the “change of control offer”) to each holder of such debt securities to which this provision applies, with a copy to the trustee, stating among other matters:

(1)	that a change of control event has occurred and that such holder has the right to require us to purchase such holder’s debt securities at a purchase price in cash equal to 101% of the principal amount of such debt securities plus accrued and unpaid interest, if any, and premium or liquidated damages, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “change of control payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “change of control payment date”);

(3)	that any debt securities not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless we default in the payment of the change of control payment, all debt securities accepted for payment pursuant to the change of control offer will cease to accrue interest on the change of control payment date;

(5)	that holders electing to have any debt securities purchased pursuant to a change of control offer will be required to surrender such debt securities (in accordance with the applicable rules and procedures of the relevant security settlement and clearance organization, if any, if in global form), with appropriate documentation, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the business day preceding the change of control payment date;

(6)	that holders will be entitled to withdraw their tendered debt securities and their election to require us to purchase such debt securities, provided that the paying agent receives, not later than the close of business on the business day preceding the change of control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the debt securities, the principal amount of debt securities tendered for purchase, and a statement that such holder is withdrawing its tendered debt securities and its election to have such debt securities purchased pursuant to the change of control offer;

(7)	that if we are repurchasing less than all of the debt securities surrendered, the holders of the remaining debt securities will be issued new debt securities, and such new debt securities will be equal in principal amount to the unpurchased portion of the debt securities surrendered, provided that the unpurchased portion of the debt securities must be equal to at least the minimum denomination of such series of debt securities as specified in the relevant prospectus supplement, and in integral multiples of any specified minimum denomination in excess thereof; and

(8)	the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its debt securities repurchased.

On the change of control payment date, we will, to the extent lawful:

(1)	accept for payment all debt securities or portions of debt securities (of at least the minimum denomination of such series of debt securities as specified in the relevant prospectus supplement, and in integral multiples of any specified minimum denomination in excess thereof) properly tendered pursuant to the change of control offer;

(2)	deposit with the paying agent an amount equal to the change of control payment in respect of all debt securities or portions of debt securities properly tendered and not properly withdrawn; and

(3)	deliver or cause to be delivered to the trustee the debt securities so accepted together with an officer’s certificate stating the aggregate principal amount of debt securities or portions of such debt securities being purchased by us.

The paying agent will promptly mail to each holder of the debt securities of a particular series properly tendered and not properly withdrawn the change of control payment for such debt securities, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder new debt securities equal in principal amount to any unpurchased portion of the debt securities surrendered, if any; provided that each such new debt security will be in a principal amount of at least the minimum denomination of such series of debt securities as specified in the relevant prospectus supplement, and in integral multiples of any specified minimum denomination in excess thereof.

If the change of control payment date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, and additional interest, if any, will be paid to the person in whose name debt securities are registered at the close of business on such record date, and no further interest will be payable to holders who tender pursuant to the change of control offer.

Unless specified to the contrary in the prospectus supplement with respect to any series of debt securities, the provisions described above will be applicable to any change of control event whether or not any other provisions of the indenture are applicable. Except as described above with respect to a change of control event or as otherwise specified in the prospectus supplement with respect to any series of debt securities, the indenture does not contain provisions that permit the holders to require us to repurchase or redeem our debt securities in the event of a takeover, recapitalization or similar transaction. In addition, we will not be required to make a change of control offer with respect to any series of debt securities upon a change of control event if a third party makes the change of control offer with respect to such series of debt securities in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all debt securities to which such offer applies that are validly tendered and not withdrawn under such change of control offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with any required repurchase of debt securities as a result of a change of control event. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, or compliance with the change of control event provisions of the indenture would constitute a violation of any such laws or regulations, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase debt securities pursuant to a change of control offer may be limited by a number of factors. The occurrence of certain of the events that constitute a change of control would constitute a default under our senior credit facility. In addition, certain events that may constitute a change of control under our senior credit facility and cause a default under that agreement will not constitute a change of control or a change of control event under the indenture. Our future indebtedness or that of our subsidiaries may also contain prohibitions of certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control or a change of control event. Moreover, the exercise by the holders of their right to require us to repurchase debt securities following a change of control in connection with a change in control event could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of our senior credit facility and other and/or future indebtedness may, prohibit our prepayment or repurchase of debt securities before their scheduled maturity. Consequently, if we are not able to prepay any such other indebtedness containing similar restrictions or obtain requisite consents, we will be unable to fulfill any repurchase obligations we may have if holders of debt securities exercise their repurchase rights following a change of control, which would result in a default under the indenture. A default under the indenture may result in a cross-default under our senior credit facility. The provisions described above may deter certain mergers, tender offers and other takeover attempts involving us.

We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control or a change of control event under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional indebtedness are contained in the covenants described under “Covenants—Limitation on Liens” and “Covenants—Limitation on Sale and Leaseback Transactions.” Such restrictions in the indenture can be waived only with the consent of the holders of a majority in principal amount of the debt securities of a particular series then outstanding with respect to such series of debt securities. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the debt securities protection in the event of a highly leveraged transaction.

The definition of “change of control” includes a disposition of all or substantially all of the assets of Southwestern Energy Company (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of debt securities may require us to make an offer to repurchase such debt securities as described above.

The provisions under the indenture relative to our obligation to make an offer to repurchase debt securities as a result of a change of control event may be waived or modified or terminated with respect to each series of debt securities with the written consent of the holders of a majority in principal amount of the debt securities of such series then outstanding (including consents obtained in connection with a tender offer or exchange offer for such debt securities ) prior to the occurrence of such change of control event.

Under the indenture:

•	“capital stock” means, as to any person, any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities or other indebtedness convertible into such equity.

•	“change of control” means the occurrence of any of the following:

(1)

any “person,” as such term is used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of Southwestern Energy Company; provided that a transaction in which Southwestern Energy Company becomes a subsidiary of another person shall not constitute a change of control if, immediately following such transaction, (a) the persons who were stockholders of Southwestern

Energy Company immediately prior to such transaction continue to beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding voting stock of such other person of whom Southwestern Energy Company has become a subsidiary and (b) no person other than such other person of whom Southwestern Energy Company has become a subsidiary beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of Southwestern Energy Company;

(2)	the merger or consolidation of Southwestern Energy Company with or into another person or the merger of another person with or into Southwestern Energy Company, or the sale, lease or other disposition of all or substantially all the assets of Southwestern Energy Company (determined on a consolidated basis) to another person, other than (i) (A) a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of Southwestern Energy Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving person (or any parent thereof) in such merger or consolidation transaction immediately after such transaction or (B) a transaction that would be permitted under the proviso to clause (1) of this definition of “change of control” or (ii) in the case of a sale, lease or other disposition of all or substantially all assets transaction, a transaction in which each transferee becomes an obligor in respect of the debt securities of the relevant series and a subsidiary of the transferor of such assets; or

(3)	the adoption of a plan relating to the liquidation or dissolution of Southwestern Energy Company.

•	“change of control event” means the occurrence of either of the following: (1) if the debt securities of a particular series do not have an investment grade rating from both of the rating agencies on the first day of the trigger period, such debt securities of such series are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating thereof on the first day of the trigger period by both of the rating agencies on any date during the trigger period, or (2) if the debt securities of a particular series have an investment grade rating from both of the rating agencies on the first day of the trigger period, such debt securities cease to have an investment grade rating from both of the ratings agencies on any date during the trigger period; provided, however, that for so long as any of our existing senior notes are outstanding, if we are required to offer to purchase any such existing senior notes as a result of the occurrence of a change of control (as defined in such existing senior notes), then the occurrence of such change of control shall constitute a change of control event. For purposes of the foregoing, “existing senior notes” means shall mean (i) such series of such senior notes may be specified in the prospectus supplement relating to such debt securities or (ii) if no such series as specified in such prospectus supplement as described in clause (i), each series of senior notes issued by Southwestern Energy Company that is outstanding on the original issue date of the relevant series of debt securities (excluding any issuance of additional securities of such series).

If a rating agency is not providing a rating for the debt securities of a particular series at the commencement of the trigger period, a change of control event shall be deemed to have occurred with respect to such rating agency as a result of the related change of control. Notwithstanding the foregoing, no change of control event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually occurred.

•	“investment grade rating” means a rating by any rating agency equal to or greater than (i) BBB- by S&P, (ii) Baa3 by Moody’s, (iii) the equivalent thereof under any new ratings system if the ratings system of either such agency shall be modified after the date hereof, or (iv) the equivalent rating or any other Ratings Agency selected by Southwestern Energy Company as provided by the definition of Ratings Agency.

•	“Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

•	“Ratings Agency” means any of (1) Moody’s, (2) S&P, or (3) if S&P or Moody’s ceases to rate the debt securities of a particular series or ceases to make a rating on debt securities of a particular series publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating on such debt securities publicly available selected by Southwestern Energy Company (as certified by an officer’s certificate), which shall be substituted for S&P or Moody’s, as the case may be.

•	“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

•	“trigger period” means the period commencing on the day of the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as either of the rating agencies has publicly announced that it is considering a possible ratings downgrade related to such change of control).

•	“voting stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness. The indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events that may adversely affect the creditworthiness of the debt securities, for example, a highly leveraged transaction.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indenture, which are summarized below, will apply to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Limitation on Liens. We will not, and will not permit any of our subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money secured by a lien on any (a) productive property, (b) any principal transmission facility or (c) any shares of stock of any subsidiary (collectively, (a), (b) and (c), “principal property”), if the sum, without duplication, of:

•	the aggregate principal amount of all secured debt (other than secured debt referred to in clauses (i)—(viii) below); and

•	all attributable debt in respect of sale and leaseback transactions involving any principal property (other than sale and leaseback provisions permitted pursuant to the second paragraph of the covenant “—Limitation on Sale and Leaseback Transactions” below), exceeds 15% of our consolidated assets, unless we provide that the debt securities will be secured equally and ratably with (or, at our option, prior to) such secured debt.

The provisions described in the foregoing paragraph do not apply to liens incurred, assumed or guaranteed that do not arise from indebtedness for borrowed money and, without limiting the foregoing, also do not apply to liens on principal property:

(i)

with respect to any series of debt securities, any lien (A) existing as of the date of the issue date of such series of debt securities (excluding any subsequent issuance of additional securities of such series) or

(B) relating to a contract or arrangement that was entered into by us or any of our subsidiaries prior to the issue date of such series of debt securities (excluding any subsequent issuance of additional securities of such series);

(ii)	upon any principal property (including any related contract rights) existing at the time of acquisition thereof by us or any of our subsidiaries (whether such acquisition is direct or by acquisition of stock, assets or otherwise, provided any such lien is not incurred in contemplation of such acquisition);

(iii)	securing indebtedness under credit facilities of any subsidiary that is not a guarantor of debt securities, provided that the aggregate principal amount of any indebtedness under such credit facilities shall not exceed $250.0 million at any time outstanding;

(iv)	upon or with respect to any property (including any related contract rights) acquired, constructed, refurbished or improved by us or any of our subsidiaries (including, but not limited to, liens to secure all or any part of the cost of construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the issue date of such series of debt securities (excluding any subsequent issuance of additional securities of such series) which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such property (or, in the case of liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when the contract was entered into) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

(v)	securing indebtedness owing by any of our subsidiaries to us or to other subsidiaries;

(vi)	arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness;

(vii)	for the sole purpose of extending, renewing or replacing (or successive extensions, renewals or replacements), in whole or in part, any lien referred to in the foregoing subsections (i), (ii), (iv) or (vi) above or this subsection (vii), or of any indebtedness secured thereby; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property subject to the lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such property); and

(viii)	any ordinary course lien arising, but only so long as continuing, in the ordinary course of our business or the business of our subsidiaries.

In all of the cases set forth above, notwithstanding any stated limitation on the assets that may be subject to such lien, a lien on a specified asset or group or type of assets may include liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

Under the indenture:

•

“attributable debt” means, in respect of a sale and leaseback transaction, as at the time of determination, the present value (discounted from the respective due dates thereof to such date at the rate per annum equal to the interest rate implicit in such lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale and leaseback transaction results in a capital lease obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “capital lease obligation.”

•	“capital lease obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

•	“consolidated assets” means, with respect to us as at any date, our total assets as they appear on our most recently prepared consolidated balance sheet as of the end of a fiscal quarter.

•	“credit facilities” means one or more debt facilities (including, without limitation, our senior credit facility), in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced or refinanced (in each case with credit facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

•	“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, consistently applied.

•	“ordinary course lien” means any:

(i)	lien incurred in the ordinary course of business to secure the obtaining of advances or the payment of the deferred purchase price of property;

(ii)	lien created by any interest or title of a lessor under any lease entered into by us or any subsidiary in the ordinary course of business and covering only the assets so leased;

(iii)	lien that is a contractual right of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (b) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered in the ordinary course of business;

(iv)	oil, gas or mineral leases arising in the ordinary course of business where the liens arise from the rights of lessors;

(v)	customary initial deposits and margin deposits and similar liens attaching to commodity trading accounts or other brokerage accounts that are not for speculative purposes and arise in the ordinary course of business, including swap agreements, but only to the extent the liens encumber cash, cash equivalents, securities, certificates of deposits or similar investments or accounts only containing such items;

(vi)	lien arising from the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “forward sale” or similar interest;

(vii)	lien in favor of the United States of America, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, refurbishing, developing or improving any property subject thereto, including without limitation, liens to secure indebtedness of pollution control or industrial revenue bond type; and

(viii)	lien arising from any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of us or any subsidiary upon payment of reasonable compensation therefor or to terminate any franchise.

•	“principal transmission facility” means any transportation or distribution facility, including pipelines, of us or any subsidiary of ours located in the United States of America other than (i) any such facility which in the opinion of our Board of Directors is not of material importance to the business conducted by us and our subsidiaries, taken as a whole, or (ii) any such facility in which interests are held by us or by one or more of our subsidiaries or by us and one or more of our subsidiaries and by others and the aggregate interest held by us and all of our subsidiaries does not exceed 50%.

•	“productive property” means any property interest owned by us or any subsidiary of ours in land (including submerged land and rights in and to oil, gas and mineral leases) located in the United States of America classified by us or such subsidiary, as the case may be, as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities; provided that such term shall not include any exploration or production facilities on said land, including any drilling or producing platform.

•	“sale and leaseback transaction” means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to us or our subsidiary of any property, whether owned at the date of the indenture or thereafter acquired, which has been or is to be sold or transferred by us or such subsidiary to such person or to any other person to whom funds have been or are to be advanced by such person on the security of such property, in each case provided that the completion of construction or the commencement of commercial operation of the property subject to such transaction shall have occurred more than 180 days prior thereto.

•	“secured debt” means any indebtedness for borrowed money incurred, assumed or guaranteed by us or one of our subsidiaries that is secured by a lien.

•	“swap agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of us or any of our subsidiaries shall be a “swap agreement.”

Limitation on Sale and Leaseback Transactions. Neither we nor any of our subsidiaries may enter into, assume, guarantee or otherwise become liable with respect to any sale and leaseback transaction involving any principal property, unless after giving effect thereto the sum, without duplication, of

•	the aggregate principal amount of all secured debt (other than secured debt permitted by clauses (i) – (viii) in the second paragraph of the covenant “—Limitation on Liens” above); and

•	all attributable debt in respect of sale and leaseback transactions (other than those referred to in the following paragraph) does not exceed 15% of our consolidated assets.

This restriction shall not apply to any sale and leaseback transaction if, within 180 days from the effective date of such sale and leaseback transaction, we apply or our subsidiary applies an amount not less than the greater of:

•	the net proceeds of the sale of the property leased pursuant to such arrangement; or

•	the fair value of the property;

to retire its funded debt, including, for this purpose, any currently maturing portion of such funded debt, or to purchase other property having a fair value at least equal to the fair value of the property leased in such sale and leaseback transaction. This restriction also does not apply to any sale and leaseback transaction (A) between us and any of our subsidiaries or between any of our subsidiaries or (B) for which, at the time the transaction is entered into, the term of the related lease to us or our subsidiary of the property sold pursuant to such transaction is three years or less.

“Funded debt” means all indebtedness for borrowed money owed or guaranteed by us or any of our subsidiaries and any other indebtedness which, under GAAP, would appear as indebtedness on our most recent consolidated balance sheet, which matures by its terms more than 12 months from the date of such consolidated balance sheet or which matures by its terms in less than 12 months but by its terms is renewable or extendible beyond 12 months from the date of such consolidated balance sheet at the option of the borrower.

Consolidation, Merger and Sale of Assets. The indenture provides that we may not consolidate with or merge into any other person or sell, convey or transfer all or substantially all of our assets (determined on a consolidated basis) to any person, unless:

•	either (i) in the case of a consolidation or merger, the Company is the continuing or surviving person or (ii) the person formed by such consolidation or into which we are merged or the person which acquires our assets is organized in the United States of America (including any state or the District of Columbia) and expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on the debt securities and the performance of every covenant of the indenture on our part;

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance or transfer and a supplemental indenture, if applicable, comply with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon such consolidation, merger, sale, conveyance or transfer, the successor corporation formed by such consolidation or into which we are merged or to which such sale, conveyance or transfer is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.

Events of Default, Notice and Waiver

The indenture provides that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indenture, an event of default with respect to the debt securities of any series is any one of the following events:

(1)	default for 30 days or more in payment of any interest on any debt security of that series or any coupon appertaining thereto or any additional amount payable with respect to debt securities of such series as specified in the applicable prospectus supplement when due;

(2)	default in payment of principal of, or premium, if any, on any debt security of that series when and as due at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when and as due;

(3)	default for 90 days or more after written notice to us by the trustee for such series or by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding, in any material respect in the performance of any other agreement in the debt securities of that series or in the indenture (or in any supplemental indenture or board resolution referred to therein) under which the debt securities of that series have been issued;

(4)	the failure to pay the principal of or interest on indebtedness for borrowed money of us or any significant subsidiary (within the meaning of Regulation S-X under the Securities Act) within any applicable grace period after payment is due or the principal thereof is accelerated by holders thereof because of a default and the total principal amount of such indebtedness in either case exceeds $100.0 million and such acceleration is not rescinded or annulled within 30 days or such indebtedness is not repaid in full within 30 days; provided that such event of default will be cured or waived, without further action upon the part of either the trustee or any holder, if (i) the default that resulted in the acceleration of such other indebtedness is cured or waived and (ii) the acceleration is rescinded or annulled;

(5)	certain events of bankruptcy, insolvency and reorganization of us or our significant subsidiaries;

(6)	any other event of default provided with respect to debt securities of that series.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of such series notice of such default known to it, unless cured or waived; provided that except in the case of default in the payment of principal, or interest or premium, if any, on any debt security of such series or in the payment of any sinking fund installment with respect to debt securities of such series, the trustee will be protected in withholding such notice if and so long as the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of such series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of such series rescind a declaration of acceleration or waive any past default or event of default with respect to the debt securities of that series except a default not theretofore cured in payment of the principal of, or interest or premium, if any, on any debt security of such series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each such debt security.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture or the debt securities of any series or for any remedy thereunder unless:

•	such holder shall have previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have also made such a written request;

•	such holder or holders have provided indemnity satisfactory to the trustee to institute such proceeding as trustee;

•	the trustee has failed to institute such proceeding within 90 calendar days of such notice; and

•	during or prior to such 90-day period, the trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of such series a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of, or premium or interest, if any, on such debt securities on or after the respective due dates expressed in such debt securities after any applicable grace periods have expired.

Notwithstanding the foregoing, the sole remedy for an event of default resulting from:

•	any breach of any obligation of Southwestern Energy Company to file or furnish any documents or reports required to be filed or furnished, as the case may be, with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; or

•	any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or the reporting obligations under the indenture;

will be liquidated damages, and holders will not have any right under the indenture to accelerate the maturity of the securities of any series as a result of any such breach except as described below. If an event of default relating to any such obligation continues for 90 days after notice thereof is given in accordance with the indenture, we will pay liquidated damages at an annual rate equal to:

•	0.25% per annum of the outstanding principal amount of the securities from the 90th day following such notice to but not including the 180th day following such notice (or such shorter period until such event of default has been cured or waived); and

•	0.50% per annum of the outstanding principal amount of the securities from the 180th day following such notice to but not including the 365th day following such notice (or such shorter period until such event of default has been cured or waived).

On such 365th day (or earlier, if such event of default is cured or waived prior to such 365th day), liquidated damages will cease to accrue, and the securities will be subject to acceleration as provided above if the event of default is continuing. Any such liquidated damages shall be paid to holders in the manner and at the times set forth in the indenture.

Modification and Waiver

The trustee and we may amend or supplement the indenture or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption of our obligations to the holders in the case of a merger or consolidation of us as permitted by the indenture;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add guarantees with respect to the securities or to secure the securities;

•	to add to the covenants of Southwestern Energy Company for the benefit of holders of all or any series of securities or to surrender any right or power conferred on us in the indenture;

•	to add any additional events of default with respect to all or any series of securities;

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder in any material respect;

•	evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to establish the form or terms of securities of any series;

•	to make any change necessary to make the indenture or the debt securities of any series consistent with the description of such securities in this prospectus or any related prospectus supplement relating to such debt securities;

•	to correct or supplement any provision of the indenture that may be inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as such actions shall not adversely affect the interests of any holder; or

•	to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of that provision.

In addition, except as described below, modifications and amendments of the indenture or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	reduce the principal amount of securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any securities;

•	reduce the principal amount of or change or have the effect of changing the stated maturity of the principal of, or any installment of principal of, any securities, or change the date on which any securities may be subject to redemption, or reduce any premium payable upon the redemption thereof or the redemption price therefor;

•	change the currency in which the debt securities are payable from that stated in the securities;

•	make any change to the provisions of the indenture entitling each holder to receive payment of principal of, premium and interest on such securities on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of outstanding securities to waive defaults or events of default;

•	amend, change or modify in any material respect any obligation we have to make and consummate a change of control offer in respect of a change of control event that has occurred, to the extent required under the terms of any series of debt securities; or

•	change any obligation of us to maintain an office or agency in the place and for the purposes specified in the indenture.

Defeasance

The indenture provides that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on such debt securities), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the debt securities of such series on the stated maturity date of such principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to such series of debt securities. Thereafter, any such omission shall not be an event of default with respect to the debt securities of such series, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of debt securities of such series on the stated maturity date of such principal or installment of principal, or interest or premium, if any. Our obligations under the indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of such series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such event of default. We shall in any event remain liable for such payments as provided in the debt securities of such series.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•

either (a) all debt securities of such series previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation or (b) all debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of such series;

•	we have paid or caused to be paid all other sums payable under the indenture with respect to the debt securities of such series by us; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture as to such series have been satisfied.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture. We maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of, or interest on, any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to any indenture are in default, it must eliminate such conflict or resign.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of common stock to be received by holders of such series of debt securities to be adjusted.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares or preferred stock issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on the New York Stock Exchange, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL OPINIONS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Southwestern Energy Company. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of revenues and direct operating expenses of the Acquired West Virginia and Southwest Pennsylvania Properties included in our Current Report on Form 8-K/A filed on January 7, 2015 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of our oil and gas reserves and related future net cash flows and the present value thereof were based on a reserve audit prepared by Netherland, Sewell & Associates, Inc., Houston, Texas, an independent petroleum engineering firm. We have included or incorporated those estimates in this offering memorandum in reliance upon the authority of such firm as an expert in such matters.

$2,200,000,000

Southwestern Energy Company

$350,000,000 3.300% Senior Notes due 2018

$850,000,000 4.050% Senior Notes due 2020

$1,000,000,000 4.950% Senior Notes due 2025

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

RBS

Citigroup

J.P. Morgan

Wells Fargo Securities

BBVA (2018 Notes)

Credit Agricole CIB (2018 Notes)

MUFG (2020 Notes)

Mizuho Securities (2025 Notes)

RBC Capital Markets (2020 Notes)

SMBC Nikko (2025 Notes)

Senior Co-Managers

BMO Capital Markets

BNP PARIBAS

Co-Managers

CIBC

SOCIETE GENERALE

BB&T Capital Markets

Comerica Securities

DNB Markets

Fifth Third Securities

HSBC

KeyBanc

Capital Markets

PNC Capital Markets LLC

US Bancorp

January 20, 2015